Exhibit 2.1

CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

BIOTECH ACQUISITION COMPANY,

as the Acquiror,

BLADE MERGER SUBSIDIARY, INC.,

as Merger Sub,

BIOTECH SPONSOR LLC,
solely with respect to and for purposes of Section 3.05 in the capacity as the Acquiror Representative,

jean-frédéric viret,
solely with respect to and for purposes of Section 3.05 in the capacity as the Blade Representative,

and

BLADE THERAPEUTICS, INC.,
as Blade

Dated as of November 8, 2021

-i-

-ii-

EXHIBITS

Exhibit A	–	Form of Acquiror Charter
Exhibit B	–	Form of Acquiror Bylaws
Exhibit C	–	Form of Registration Rights Agreement
Exhibit D	–	Form of Incentive Equity Plan
Exhibit E	–	Form of Blade Voting Agreement
Exhibit F	–	Form of Lock-Up Agreement
Exhibit G	–	Form of Subscription Agreement
Exhibit H	–	Form of Letter of Transmittal
Exhibit I	–	Sponsor Agreement
Exhibit J	–	Form of ESPP

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 8, 2021, by and among (i) Biotech Acquisition Company, a company incorporated as a Cayman Islands exempted company (together with its successors, including after the Conversion (as defined below), the “Acquiror”), (ii) Blade Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), (iii) solely with respect to and for purposes of Section 3.05, Biotech Sponsor LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Acquiror (in their capacity as such) as of immediately prior to the Effective Time and their successors and assignees in accordance with the terms and conditions of this Agreement (the “Acquiror Representative”), (iv) solely with respect to and for purposes of Section 3.05, Jean-Frédéric Viret in the capacity as the representative from and after the Effective Time of the Earnout Participants in accordance with the terms and conditions of this Agreement (the “Blade Representative”), and (v) Blade Therapeutics, Inc., a Delaware corporation (“Blade”). Acquiror, Acquiror Representative, Blade Representative, Blade and Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Acquiror is a Cayman Islands exempted company formed for the purpose of effecting a Business Combination;

WHEREAS, at least one day prior to the Closing Date, Acquiror shall transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation (the “Conversion”) pursuant to the Cayman Islands Companies Act (As Revised) and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), and in connection therewith subject in each case to obtaining the approval from the Acquiror’s shareholders of the Acquiror Shareholder Matters, (i) file with the Secretary of State of the State of Delaware the Acquiror Certificate of Incorporation and (ii) adopt the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (the “Acquiror Bylaws”);

WHEREAS, in connection with the Conversion, (i) each of the then issued and outstanding Acquiror Class A Ordinary Shares shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock, (ii) each of the then issued and outstanding Acquiror Class B Ordinary Shares shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock, (iii) each of the then issued and outstanding Acquiror Warrants shall convert automatically into a warrant to acquire an equal number of shares of Acquiror Common Stock and (iv) each then issued and outstanding Acquiror Unit shall separate automatically into a share of Acquiror Common Stock, on a one-for-one basis, and one-half of one warrant to acquire Acquiror Common Stock; and

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the DGCL and other applicable Laws, Merger Sub shall be merged with and into Blade (the “Merger”), with Blade being the surviving entity in the Merger and continuing (immediately following the Merger) as a wholly-owned (directly or indirectly) Subsidiary of the Acquiror (the “Surviving Blade Entity”);

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, Merger Sub and Blade are parties under Section 368(b) of the Code (the “Intended Income Tax Treatment”);

WHEREAS, the board of directors of Blade has (i) determined that the Merger (preceded by the Conversion) and the other Transactions are in the best interests of Blade and the Blade Stockholders, (ii) approved this Agreement and the Transactions (including the Merger), on the terms and subject to the conditions of this Agreement and (iii) recommended the approval and adoption of this Agreement and the Transactions (including the Merger) by the Blade Stockholders (the “Blade Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved this Agreement and the Transactions and recommended the approval and adoption of this Agreement and the Transactions (including the Merger) by the sole stockholder of Merger Sub;

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has (i) determined that the Merger (preceded by the Conversion) and the other Transactions are in the best interests of Acquiror and the shareholders of Acquiror, and declared it advisable, for Acquiror to enter into and perform its obligations under this Agreement, (ii) approved the Conversion, on the terms and subject to the conditions in this Agreement, (iii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iv) adopted a resolution recommending that its shareholders approve and adopt the Acquiror Shareholder Matters (the “Acquiror Board Recommendation”);

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for the PIPE Investment (as defined below) pursuant to the terms of one or more Subscription Agreements substantially in the form attached as Exhibit G hereto (each, a “Subscription Agreement”) for an aggregate PIPE Investment of $24.3 million to be consummated immediately prior to the consummation of the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Blade, the Acquiror and the Acquiror’s sponsor, Biotech Sponsor LLC, a Delaware limited liability company (the “Sponsor”), have entered into the Sponsor Agreement, a copy of which is attached hereto as Exhibit I (the “Sponsor Agreement”) pursuant to which, among other things: (i) the Sponsor agreed to waive its anti-dilution rights in the Acquiror Organizational Documents with respect to the Acquiror Class B Ordinary Shares, (ii) the Sponsor agreed to forfeit a certain number of its Acquiror Class B Ordinary Shares subject to certain thresholds with respect to the Stockholder Acquiror Redemption and (iii) the Sponsor agreed to place 1,150,000 shares of Acquiror Common Stock to be received in connection with the Conversion with respect to its Acquiror Class B Ordinary Shares (the “Sponsor Earn-Out Shares”) in an escrow account, such Sponsor Earn-Out Shares to vest and be released from escrow to the Sponsor only if certain price targets with respect to the Acquiror Common Stock are achieved after the Closing and prior to the fifth (5th) anniversary of the Closing, at which point any unvested Sponsor Earn-Out Shares (and the related portion of any dividends or distributions thereon) will be forfeited, subject to early release for an Acquiror sale or change of control after the Closing as set forth in the Sponsor Agreement;

WHEREAS, on or prior to the date hereof, Acquiror has received voting and support agreements, in the form attached as Exhibit E hereto (collectively, the “Blade Voting Agreements”), executed by Blade and certain of the Blade Stockholders who hold, in the aggregate, a number of shares of Blade Stock sufficient to approve the Merger and the other Transactions (including any separate class or series votes of Blade Preferred Stock (as defined herein) as required by Blade’s Organizational Documents, the DGCL or any Contract between Blade and any Blade Stockholder);

WHEREAS, on or prior to the date hereof, the Significant Blade Holders have each entered into a Lock-Up Agreement with Acquiror, the form of which is attached as Exhibit F hereto (each, a “Lock-Up Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Acquiror and the other parties thereto shall enter into the registration rights agreement (the “Registration Rights Agreement”), substantially in the form of Exhibit C attached hereto.

NOW, THEREFORE, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01  Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Certificate of Incorporation” means the Certificate of Incorporation of Acquiror, as in effect immediately following the Conversion.

“Acquiror Charter” means the amended and restated Certificate of Incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto (with such changes, including providing that the name of the Acquiror shall be amended to be Blade Biotherapeutics, Inc., as may be agreed in writing by the Acquiror and Blade).

“Acquiror Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of Acquiror prior to the Conversion.

“Acquiror Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, of Acquiror prior to the Conversion.

“Acquiror Common Stock” means the shares of common stock, par value $0.0001, following the consummation of the Conversion.

“Acquiror Confidential Information” means all confidential or proprietary documents and information concerning the Acquiror or any of its Representatives; provided, however, that Acquiror Confidential Information shall not include any information which, (a) is or becomes generally available to the public other than as a result of a breach of this Agreement or (b) at the time of the disclosure by the Acquiror or its Representatives to Blade or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Acquiror Confidential Information. For the avoidance of doubt, from and after the Closing, Acquiror Confidential Information will include the confidential or proprietary information of Blade and its Subsidiaries.

“Acquiror Director” has the meaning specified in Section 8.10(a).

“Acquiror Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts (x) that was not known or reasonably foreseeable to the Acquiror Board as of the date hereof and that becomes known to the Acquiror Board after the date hereof and prior to the receipt of the Acquiror Shareholder Approval and (y) that does not relate to an Alternate Business Combination Proposal; provided, however, that (a) any change in the price or trading volume of Acquiror Class A Ordinary Shares (if prior to the Conversion) or Acquiror Common Stock (if after the Conversion) and (b) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iv), (v), (vi), (vii) or (viii) of the definition thereof (other than as expressly contemplated by the final proviso to the definition of Company Material Adverse Effect) shall in the case of clause (x) of this definition be excluded for purposes of determining whether an Acquiror Intervening Event has occurred.

“Acquiror Intervening Event Notice” has the meaning specified in Section 8.02(b)(ii).

“Acquiror Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to prevent or materially delay or materially impact the ability of the Acquiror Parties and Sponsor to, on a timely basis, consummate the Transactions. Notwithstanding the foregoing, the (a) amount of the Acquiror Shareholder Redemptions or the failure to obtain the Acquiror Shareholder Approval shall not be deemed to be an Acquiror Material Adverse Effect and (b) in no event shall any of the following be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof first publicly announced or enacted after the date hereof; (ii) any change, event, effect, development or occurrence that is generally applicable to special purpose acquisition companies and/or blank check companies; (iii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; or (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19).

“Acquiror Ordinary Shares” means the Acquiror Class A Ordinary Shares and the Acquiror Class B Ordinary Shares, prior to the consummation of the Conversion.

“Acquiror Organizational Documents” means the Amended and Restated Memorandum and Articles of Association of the Acquiror, as amended and in effect on the date hereof.

“Acquiror Parties” means, collectively, Acquiror and Merger Sub.

“Acquiror Preferred Shares” has the meaning specified in Section 5.11(a).

“Acquiror Private Warrant” means one whole warrant, entitling the holder thereof to purchase one Acquiror Class A Ordinary Share at a purchase price of $11.50 per share, issued in a private placement in connection with the IPO.

“Acquiror Public Warrant” means one whole warrant, entitling the holder thereof to purchase one (1) Acquiror Class A Ordinary Share, issued as a one-half warrant as part of the Acquiror Units in the IPO.

“Acquiror Representative” has the meaning specified in the Preamble hereto.

“Acquiror Representative Documents” has the meaning specified in Section 11.19(a).

“Acquiror Shareholder Approval” means the vote of the shareholders of Acquiror set forth in the Proxy Statement / Prospectus to the extent required to adopt and approve the Acquiror Shareholder Matters.

“Acquiror Shareholder Matters” means (a) the adoption and approval of this Agreement and the Transactions, including the Merger and the PIPE Investment (including, to the extent required, the issuance of any Acquiror Common Stock in connection with the PIPE Investment), (the “Business Combination Proposal”) by the holders of Acquiror Ordinary Shares in accordance with the Acquiror Organizational Documents, the Cayman Islands Companies Act (As Revised), the DGCL and the rules and regulations of the SEC and Nasdaq, (b) the adoption and approval of the issuance of shares of Acquiror Common Stock in connection with the Transactions, including the Merger, the PIPE Investment and the Conversion, as may be required under Nasdaq listing requirements (the “Nasdaq Proposal”), (c) the adoption and approval of the Conversion (including the issuance of Acquiror Common Stock in connection with the Conversion) and the Acquiror Certificate of Incorporation and the Acquiror Bylaws attached as Exhibit B hereto (as may be subsequently amended by mutual written agreement of the Acquiror and Blade at any time before the effectiveness of the Registration Statement) (the “Conversion Proposal”), (d) the adoption and approval of Acquiror Charter and the Acquiror Bylaws (the “Charter Proposal”), (e) the adoption and approval of: (i) a new equity incentive plan in substantially the form attached as Exhibit D hereto (the “Incentive Equity Plan”), and which will provide for awards covering a number of shares of Acquiror Common Stock equal to fifteen percent (15%) of the aggregate number of shares of Acquiror Common Stock issued and outstanding immediately after the Closing (giving effect to the Acquiror Shareholder Redemption) less the number of shares of Acquiror Common Stock that are subject to the Assumed Blade Options or other compensatory awards assumed by Acquiror, with a customary annual “evergreen” of not more than 5% of Acquiror Common Stock as of the day immediately prior to such increase; (ii) the assumption of the Blade Equity Plan by Acquiror as a new equity incentive plan of Acquiror for the Assumed Blade Options (which will include the number of shares of Acquiror Common Stock that are subject to the Assumed Blade Options); and (iii) a new employee stock purchase plan in substantially the form attached as Exhibit J hereto, with a total pool of shares not exceeding 1.5% of the aggregate number of the shares of the Acquiror’s outstanding share capital immediately after the Closing, with a customary annual “evergreen” increase (together, the “Equity Incentive Plan Proposal”), (f) the election of the members of the Post-Closing Acquiror Board as of the Closing in accordance with Section 8.10 (the “Director Election Proposal”), (g) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement / Prospectus or in correspondence related thereto; (h) the adoption and approval of each other proposal reasonably agreed to by Acquiror and Blade as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, and (i) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“Acquiror Shareholder Redemption” has the meaning specified in Section 8.02(a)(i).

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror (inclusive of any deferred underwriting fees and the costs of the PIPE Investment (including any placement agent fees paid to Barclays Capital Inc. or Cantor Fitzgerald & Co.)) incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including without limitation (i) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror, (ii) one-half (1/2) of the Shared Expenses and (iii) all Transfer Taxes incurred by Acquiror in connection with this Agreement and the Transactions.

“Acquiror Units” means the units issued in the IPO (including overallotment units acquired by Acquiror’s underwriter) consisting of one (1) Acquiror Class A Ordinary Share and one-half (1/2) of one Acquiror Public Warrant.

“Acquiror Warrants” means Acquiror Private Warrants and Acquiror Public Warrants, collectively.

“Acquisition Transaction” means, with respect to Blade and its Subsidiaries, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase (including by exclusive license), direct or indirect, of (i) all or any material part of the consolidated assets of Blade and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of Blade or one or more of its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of Blade or one or more of its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of Blade or one or more of its Subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of Blade and its Subsidiaries.

“Action” means any written notice of noncompliance or any violation, claim, demand, action, suit, charge, complaint, audit, investigation, inquiry, stipulation, assessment, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity), in each case, by or before any Governmental Authority.

“Additional SEC Reports” has the meaning specified in Section 5.08(a).

“Adjusted Merger Consideration” means an amount equal to the sum of (a) the Blade Equity Value, plus (b) the aggregate amount of the exercise prices for all shares of Blade Stock covered by Blade In-the-Money Options in accordance with their terms (and assuming no cashless exercise).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of the Acquiror prior to the Closing.

“Agreed Modifications” has the meaning specified in Section 3.05(c).

“Agreement” has the meaning specified in the Preamble hereto.

“AICPA” means the American Institute of Certified Public Accountants.

“Alternate Business Combination Proposal” has the meaning set forth in Section 8.03(b).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Assumed Blade Option” has the meaning specified in Section 3.01(c).

“ATXCo Earnout Settlement” shall mean the issuance and payment of the Phase 2 Consideration in accordance with the terms of the ATXCo Merger Agreement upon the satisfaction of the conditions precedent to such issuance or payment.

“ATXCo Earnout Shares” means (a) to the extent the ATXCo Earnout Settlement has not occurred prior to the Closing, the number of shares of Blade Stock (on an as-converted to Blade Common Stock basis) that would become issuable as the Phase 2 Consideration in accordance with the terms of the ATXCo Merger Agreement upon and assuming the satisfaction of the conditions precedent to such issuance and (b) to the extent the ATXCo Earnout Settlement has occurred prior to the Closing, zero shares of Blade Stock.

“ATXCo Merger Agreement” means that certain Agreement and Plan of Merger, dated as of September 23, 2019, by and among Blade, Blade Merger Sub Inc., Sabre Therapeutics LLC, ATXCo, Inc. an the Stockholders’ Representative named therein.

“Available Closing Acquiror Cash” means, without duplication, an amount equal to (a) all amounts in the Trust Account (after deducting the aggregate amount of payments required to be made in connection with the Acquiror Shareholder Redemption) or Acquiror’s operating account, in any case, prior to payment of any Acquiror Transaction Expenses or Blade Transaction Expenses or other liabilities (other than payments required to be made in connection with the Acquiror Shareholder Redemption) due at the Closing, plus (b) the aggregate amount of cash that has been funded to and remains with, or that will be funded concurrently with the Closing to, Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.

“Blade” has the meaning specified in the Preamble hereto.

“Blade AICPA Audited Financial Statements” has the meaning specified in Section 4.08(a).

“Blade Benefit Plan” has the meaning specified in Section 4.14(a).

“Blade Board Recommendation” has the meaning specified in the Recitals hereto.

“Blade Charter” means the Certificate of Incorporation of Blade, as amended and effective under the DGCL, prior to the Effective Time.

“Blade Common Stock” means the common stock, par value $0.0001 per share, of Blade.

“Blade Confidential Information” means all confidential or proprietary documents and information concerning Blade and its Subsidiaries or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Blade Confidential Information shall not include any information which, (a) is or becomes generally available to the public other than as a result of a breach of this Agreement or (b) at the time of the disclosure by the Acquiror or its Representatives to the Acquiror or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Blade Confidential Information.

“Blade Employees” means each employee of Blade or its Subsidiaries.

“Blade Equity Plan” means the Blade Therapeutics, Inc. 2015 Equity Incentive Plan, as amended.

“Blade Equity Value” means $280,000,000.

“Blade Final Audited Financial Statements” has the meaning specified in Section 6.04(a).

“Blade Financial Statements” has the meaning specified in Section 4.08(a).

“Blade Fully-Diluted Shares” means, without duplication, the total number of shares of Blade Common Stock that are issued and outstanding as of immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Blade Common Stock basis, including, without limitation, (a) the number of shares of Blade Common Stock outstanding after giving effect to the Blade Warrant Settlement, the Blade Note Settlement and the Blade Preferred Stock Conversion (but excluding any Blade Treasury Shares outstanding immediately prior to the Effective Time), (b) the number of shares of Blade Common Stock issuable upon, or subject to, the settlement of Blade In-the-Money Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time and (c) the ATXCo Earnout Shares.

“Blade Group” has the meaning specified in Section 11.17(b).

“Blade Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Blade In-the-Money Options” means a Blade Option with an exercise price less than the Per Share Price.

“Blade Interim Financial Statements” has the meaning specified in Section 4.08(a).

“Blade Note” means each promissory note issued by Blade or one of its Subsidiaries that is convertible into equity securities of Blade or such Subsidiary.

“Blade Note Settlement” has the meaning specified in Section 3.01(a)(ii).

“Blade Option” means an option to purchase Blade Stock that was granted pursuant to the Blade Equity Plan.

“Blade Preferred Stock” means the Blade Series A Blade Preferred Stock, Blade Series B Blade Preferred Stock, Blade Series C Blade Preferred Stock and Blade Series C-1 Blade Preferred Stock, and any other series of preferred stock of Blade that may be otherwise issued or outstanding.

“Blade Preferred Stock Conversion” has the meaning specified in Section 3.01(a)(iii).

“Blade Product” has the meaning specified in Section 4.11(b).

“Blade Representative” has the meaning specified in the Preamble hereto.

“Blade Security Holders” means, collectively, the holders of the Blade Stock, the Blade Options, and any other Convertible Securities.

“Blade Series A Blade Preferred Stock” means Blade’s Series A Preferred Stock, par value $0.0001 per share.

“Blade Series B Blade Preferred Stock” means Blade’s Series B Preferred Stock, par value $0.0001 per share.

“Blade Series C Blade Preferred Stock” means Blade’s Series C Preferred Stock, par value $0.0001 per share.

“Blade Series C-1 Blade Preferred Stock” means Blade’s Series C-1 Preferred Stock, par value $0.0001 per share.

“Blade Service Provider” means each Blade Employee, officer, director, or other service provider of Blade or its Subsidiaries.

“Blade Specified Representations” means the respective representations and warranties made by Blade in Section 4.01 (Corporate Organization of Blade), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.06 (Current Capitalization), Section 4.07 (Capitalization of Subsidiaries) and Section 4.24 (Brokers Fees).

“Blade Stock” means any shares of Blade Common Stock and Blade Preferred Stock.

“Blade Stockholders” means, collectively the holders of Blade Stock.

“Blade Transaction Expenses” means all fees, costs and expenses of Blade incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including without limitation (a) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Blade and its Subsidiaries, (b) all severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered, in whole or in part, by the Transactions and payable to any current or former contractor, employee, consultant or other individual service provider of Blade in cash by Blade or any of its Subsidiaries in connection with the consummation of the Transactions (including the employer portion of any payroll, employment or similar Taxes imposed with respect to such amount), (c) one-half (1/2) of the Shared Expenses, and (d) all Transfer Taxes incurred by Blade in connection with this Agreement and the Transactions.

“Blade Treasury Shares” has the meaning specified in Section 3.01(b).

“Blade Voting Agreements” has the meaning specified in the Recitals hereto.

“Blade Warrant” means a warrant to purchase Blade Common Stock.

“Blade Warrant Settlement” has the meaning specified in Section 3.01(a)(i).

“Business Combination” means the Acquiror’s initial business combination as described in the Acquiror Organizational Documents.

“Business Combination Proposal” has the meaning specified in the definition of Acquiror Shareholder Matters.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“CBA” has the meaning specified in Section 4.12(a)(xi).

“Certificate of Merger” has the meaning specified in Section 2.02.

“Change in Recommendation” has the meaning specified in Section 8.02(b)(ii).

“Charter Proposal” has the meaning specified in the definition of Acquiror Shareholder Matters.

“Closing” has the meaning specified in Section 3.02.

“Closing Date” has the meaning specified in Section 3.02.

“Closing Filing” has the meaning specified in Section 8.05(d).

“Closing Press Release” has the meaning specified in Section 8.05(d).

“COBRA” has the meaning specified in Section 4.14(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, liabilities, operations, results of operations, prospects or condition (financial or otherwise) of Blade and its Subsidiaries, taken as a whole, or (b) prevent or materially delay or materially impact the ability of Blade to, on a timely basis, consummate the Transactions or the Transaction Agreements to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof or mandatory changes in the regulatory requirements applicable to any industry in which the Acquiror Parties or any of its Subsidiaries operate, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which Blade and its Subsidiaries operate, (iii) the announcement of this Agreement, the pendency of the consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with vendors, licensors, distributors, partners or employees, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Blade and its Subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vi) any failure of Blade or its Subsidiaries, to meet any projections, forecasts, predictions of financial performance for any period or budgets (provided, that this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (vii) any matter expressly set forth on the Schedules or (viii) any action taken by, or at the request of (and in accordance with the requirements of such request), the Acquiror Parties, provided, that in the case of clauses (i), (ii), (iv), and (v) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on Blade and its Subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which Blade and its Subsidiaries operate.

“Company Subsidiaries” has the meaning specified in Section 4.02.

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Governmental Order, consent, clearance or approval to be obtained from, filed with or delivered to, a Governmental Authority or other Person.

“Continuing Employee” has the meaning specified in Section 7.10(a).

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases, concessions and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.

“Conversion” has the meaning specified in the Recitals hereto.

“Conversion Proposal” has the meaning specified in the definition of Acquiror Shareholder Matters.

“Convertible Securities” means, collectively, the Blade Options, the Blade Warrants, the Blade Notes and any other options, warrants or rights to subscribe for or purchase any Blade Stock or other capital stock of Blade or securities convertible into or exchangeable or exercisable for, or that otherwise confer on the holder any right to acquire, any Blade Stock or other capital stock of Blade, including shares of Blade Stock issuable as a result of the consummation of the Transactions pursuant to any contractual contingent earnout rights or other contractual rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“D&O Indemnified Party” has the meaning specified in Section 7.01(a).

“D&O Tail” has the meaning specified in Section 7.01(b).

“Data Security Requirements” means, collectively, all of the following to the extent governing the Processing of Personal Information or otherwise relating to data privacy, security, or security breach notification requirements and directly applicable to Blade and its Subsidiaries: (a) all applicable Laws governing the data privacy, security or Processing of Personal Information, (b) binding industry standards applicable to Blade and its Subsidiaries, including PCI-DSS, and (c) any obligations on Blade or its Subsidiaries under any Contracts.

“Designated Stockholders” means each of the Persons set forth on Schedule 1.1(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Director Election Proposal” has the meaning specified in the definition of Acquiror Shareholder Matters.

“Dissenting Shares” has the meaning specified in Section 3.04.

“Dissenting Stockholder” has the meaning specified in Section 3.04.

“Earnout Adjustment Event” has the meaning specified in Section 3.05(f).

“Earnout Period” means the five (5) year period after the Closing.

“Earnout Participants” means (a) all Pre-Closing Holders as of immediately prior to the Effective Time, (b) all Persons who hold Blade Options as of immediately prior to the Effective Time and who continue to hold the Assumed Blade Options related to such Blade Options as of immediately prior to the Price Milestone Issuance Date or Transaction Milestone Issuance Date, as applicable, and (c) all Persons who hold Blade Options as of immediately prior to the Effective Time and who exercised the Assumed Blade Options related to such Blade Options prior to the Price Milestone Issuance Date or Transaction Milestone Issuance Date, as applicable.

“Earnout RSUs” has the meaning specified in Section 3.05(b).

“Earnout Shares” means Three Million Five Hundred Thousand (3,500,000) shares of Acquiror Common Stock (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted).

“Effective Time” has the meaning specified in Section 2.02.

“EGS” has the meaning specified in Section 11.17(a).

“EGS Privileged Communications” has the meaning specified in Section 11.17(a).

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Equity Incentive Plan Proposal” has the meaning specified in the definition of Acquiror Shareholder Matters.

“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Environmental Permits” has the meaning specified in Section 4.22(a).

“ERISA” has the meaning specified in Section 4.14(a).

“ERISA Affiliate” has the meaning specified in Section 4.14(g).

“ESPP” has the meaning specified in Section 7.05.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.06(a).

“Exchange Ratio” means the Per Share Price divided by $10.00.

“FDA” has the meaning specified in Section 4.11(b).

“FDCA” has the meaning specified in Section 4.11(b).

“Foreign Plan” has the meaning specified in Section 4.14(k).

“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such Governmental Authority or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” “regulated substance,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, radon, mold, urea formaldehyde insulation, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Health Care Laws” means: (a) the FDCA; (b) all applicable federal, state, local and all applicable foreign health care related fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. False Statements Law (42 U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7a), the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under HIPAA, the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the exclusion law (42 U.S.C. § 1320a-7), the statutes, regulations and directives of applicable government funded or sponsored healthcare programs, and the regulations promulgated pursuant to such statutes, including but not limited to the coverage and payment provisions of Medicare (Title XVIII of the Social Security Act) and, Medicaid (Title XIX of the Social Security Act); (c) the Standards for Privacy of Individually Identifiable Health Information, the Security Standards, and the Standards for Electronic Transactions and Code Sets promulgated under HIPAA, the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), and the regulations promulgated thereunder and any state or non-U.S. counterpart thereof or other law or regulation the purpose of which is to protect the privacy of individuals or prescribers; and (d) any and all other applicable health care laws and regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, advertising, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by Blade or any of its Subsidiaries.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in the definition of Acquiror Shareholder Matters.

“Independent Expert” has the meaning specified in Section 3.05(c).

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, credit agreement, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) all obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (h) all obligations of such Person in respect of acceptances issued or created, (i) all obligations secured by any Lien (other than Permitted Liens) on any property of such Person, (j) all obligations of the type referred to in clauses (a) through (i) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Initial Measurement Start Date” means the first Trading Day occurring after the Closing on which the VWAP of the Acquiror Common Stock equals or exceeds $15.00 per share of Acquiror Common Stock (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Intellectual Property” means all intellectual property rights, in any jurisdiction in the world, including: (a) patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, brand names, certification marks, trade dress, trade names, corporate names, logos and slogans, designs and Internet domain names, and any other indicia of source or origin together with all goodwill associated with each of the foregoing, (c) copyrights and copyrightable works and works of authorship, (d) intellectual property rights in Software (including object code and source code), (e) intellectual property rights in data, database, and collections of data, (f) intellectual property rights in usernames, keywords, tags, and other social media identifiers and accounts for all third-party social media sites, (g) Trade Secrets and know-how, (h) rights of publicity and commercial rights to a personal name, and (i) any other registrations and applications for any item referenced in any of the foregoing clauses and all rights in and to any for any item referenced in any of the foregoing clauses.

“Intended Income Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.01(a).

“Intervening Event Negotiation Period” has the meaning specified in Section 8.02(b)(ii).

“IPO” has the meaning specified in Section 5.06.

“IPO Prospectus” has the meaning specified in Section 5.06.

“IPO Underwriter” means Cantor Fitzgerald & Co.

“IRS” has the meaning specified in Section 4.14(b).

“IT Systems” means Software, computer firmware or middleware, computer hardware, electronic data processing and telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, co-location facilities, including any outsourced systems and processes, in each case, that are owned, leased, licensed by, or otherwise relied on by Blade or any of its Subsidiaries.

“JOBS Act” has the meaning specified in Section 8.07.

“Key Employee” means any Blade Employee (i) whose most recent annual base compensation amount was in excess of $300,000 or (ii) that holds an Executive Vice President title or higher.

“Key Executives” means Wendye R. Robbins and Jean-Frédéric Viret.

“Latham” has the meaning specified in Section 11.17(b).

“Latham Privileged Communications” has the meaning specified in Section 11.17(b).

“Law” means any statute, act, code, law (including common law), legislation, ordinance, edict, decree, proclamation, treaty, convention, directive, requirement, writ, injunction, settlement, ordinance, rule, regulation, Consent or Governmental Order, in each case, that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect by or under any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Blade or its Subsidiaries.

“Leases” has the meaning specified in Section 4.20(a).

“Letter of Transmittal” has the meaning specified in Section 3.06(b).

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Licensed Intellectual Property” has the meaning specified in Section 4.21(a).

“Licensors” means the licensors of the Licensed Intellectual Property.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Losses” means all losses, damages, judgments, awards, Taxes, penalties, settlements, and reasonable expenses (including reasonable attorneys’ fees); provided, that “Losses” include any punitive damages solely to the extent payable to a third party in connection with a third-party claim.

“M&C” has the meaning specified in Section 11.17(a).

“Material Contracts” has the meaning specified in Section 4.12(a).

“Measurement Period” has the meaning specified in Section 3.05(a)(ii).

“Measurement Start Date” means the Initial Measurement Start Date or New Measurement Start Date, as applicable.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration” means (a) the number of shares of Acquiror Common Stock to be issued to the Pre-Closing Holders pursuant to Section 3.01(b)(i) plus (b) the number of shares of Acquiror Common Stock to be covered by Assumed Blade Options to be assumed pursuant to Section 3.01(c), on a net exercise basis.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Stockholder Approval” has the meaning specified in Section 5.02(d).

“Most Recent Balance Sheet” has the meaning specified in Section 4.08(a).

“Multiemployer Plan” has the meaning specified in Section 4.14(g).

“Nasdaq” means the National Association of Securities Dealers Automated Quotation System, commonly known as the Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning specified in the definition of Acquiror Shareholder Matters.

“Negotiation Period” has the meaning specified in Section 3.05(c).

“New Measurement Start Date” means the first Trading Day on which the VWAP of the Acquiror Common Stock equals or exceeds $15.00 per share of Acquiror Common Stock (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing) after the Initial Measurement Start Date and a Non-Reporting Measurement Period.

“New Plan” has the meaning specified in Section 7.10(b).

“Non-Reporting Measurement Period” means any thirty (30) Trading Day period occurring after the expiration of a Measurement Period during which the VWAP of the Acquiror Common Stock did not, at any time during such thirty (30) Trading Day Period, equal or exceed $15.00 per share of Acquiror Common Stock (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Objection Period” has the meaning specified in Section 3.05(c).

“Objection Statement” has the meaning specified in Section 3.05(c).

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Code” has the meaning specified in Section 4.21(e).

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by Blade or any of its Subsidiaries.

“Owned Software” has the meaning specified in Section 4.21(e).

“Party(ies)” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 4.11.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions on real property (including defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property and similar restrictions of record and other similar charges or encumbrances) that (i) are matters of record and (ii) do not materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (f) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (g) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, and (h) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Blade and its Subsidiaries, taken as a whole.

“Per Share Price” means an amount equal to (i) the Adjusted Merger Consideration, divided by (ii) the Blade Fully-Diluted Shares.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, joint venture, joint stock company, Governmental Authority or other entity or organization of any kind, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means information that, alone or in combination with other information, identifies, describes, is reasonably capable of being associated with, or could reasonably be linked with an individual, including name, address, geolocation information, Internet Protocol (IP) addresses, financial information or other information that constitutes “personal information” or “personal data” under applicable Data Security Requirements.

“Phase 2 Consideration” has the meaning ascribed to it in the ATXCo Merger Agreement.

“PIPE Investment” has the meaning specified in Section 5.13.

“PIPE Investment Amount” has the meaning specified in Section 5.13.

“PIPE Investors” has the meaning specified in Section 5.13.

“PIPE Shares” has the meaning specified in Section 5.13.

“Post-Closing Acquiror Board” has the meaning specified in Section 8.10(a).

“Pre-Closing Holder” means each Person who holds Blade Common Stock immediately prior to the Effective Time (after giving effect to the Blade Warrant Settlement, the Blade Note Settlement and the Blade Preferred Stock Conversion).

“Price Earnout Milestone” shall be deemed achieved if, during the Earnout Period, the VWAP of the Acquiror Common Stock equals or exceeds $15.00 per share of Acquiror Common Stock (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing) for any twenty (20) Trading Days within any thirty (30) Trading Day period beginning after the Closing.

“Price Earnout Statement” has the meaning specified in Section 3.05(a)(ii).

“Price Milestone Issuance Date” has the meaning specified in Section 3.05(a)(iv).

“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

“Pro Rata Share” means, in connection with the achievement of the Price Earnout Milestone or a Transaction Earnout Milestone and with respect to each Earnout Participant, a fraction expressed a percentage equal to (a) the sum of (x) shares of Blade Stock held by such Earnout Participant immediately prior to the Effective Time (after giving effect to the Blade Warrant Settlement, the Blade Note Settlement and the Blade Preferred Stock Conversion) and (y) the number of shares of Blade Common Stock issuable upon, or subject to, the settlement of Blade Options (whether or not then vested or exercisable) held by such Earnout Participant immediately prior to the Effective Time and for which the related Assumed Blade Options (i) remain outstanding as of the earlier of the Price Milestone Issuance Date or the Transaction Milestone Issuance Date or (ii) are exercised on or prior to the earlier of the Price Milestone Issuance Date or the Transaction Milestone Issuance Date, divided by (b) the sum of (x) shares of Blade Stock held by all Earnout Participants immediately prior to the Effective Time (after giving effect to the Blade Warrant Settlement, the Blade Note Settlement and the Blade Preferred Stock Conversion) and (y) the number of shares of Blade Common Stock issuable upon, or subject to, the settlement of Blade Options (whether or not then vested or exercisable) held by all Earnout Participants immediately prior to the Effective Time and for which the related Assumed Blade Options (i) remain outstanding as of the earlier of the Price Milestone Issuance Date or the Transaction Milestone Issuance Date or (ii) are exercised on or prior to the earlier of the Price Milestone Issuance Date or the Transaction Milestone Issuance Date.

“Proxy Statement / Prospectus” has the meaning specified in Section 8.02(a)(i).

“Public Shareholders” has the meaning specified in Section 6.03.

“Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.02(a)(i).

“Registration Statement Effectiveness Date” has the meaning specified in Section 8.02(a)(i).

“Related Person” has the meaning specified in Section 4.25.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Released Claims” has the meaning specified in Section 6.03.

“Remedial Action” means all actions to (a) clean up, remove, treat, or in any other way address any Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (d) correct a condition of noncompliance with Environmental Laws.

“Renewed Negotiation Period” has the meaning specified in Section 8.02(b)(ii).

“Representative” means, as to any Person, any of the Affiliates, officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person or its Affiliates.

“Representative Party” has the meaning specified in Section 3.05(a)(ii).

“Required Acquiror Shareholder Approval” means the authorization, adoption and approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Acquiror Ordinary Shares entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the Acquiror Organizational Documents and applicable Law.

“Required Blade Stockholder Approval” means the authorization, approval and consent to Blade’s execution, delivery and performance of this Agreement and each of the Transaction Agreements to which Blade is or is required to be a party or bound and the consummation of the transactions contemplated hereby and thereby, including the Merger, by the affirmative vote of the holders of the requisite number of shares of Blade Stock entitled to vote thereon (including any separate class or series vote that is required, whether pursuant to Blade’s Organizational Documents, any Contract between Blade and any Blade Stockholder or pursuant to applicable Law).

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, Nasdaq Proposal, the Conversion Proposal, the Charter Proposal, the Equity Incentive Plan Proposal and the Director Election Proposal.

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Schedules” means the disclosure schedules of Blade or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC April Warrant Statement” has the meaning specified in Section 5.08(a).

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Shared Expenses” means (a) all filing fees payable by the Parties (or any one of them) in connection with any filing to be made pursuant to the HSR Act in connection with the Transactions and (b) all filing fees, printing costs and mailing costs payable or incurred by the Parties (or any one of them) in connection with the preparation and filing of the Registration Statement and Proxy Statement / Prospectus.

“Significant Blade Holder” means any Blade Stockholder who, as of the date hereof, (a) is a director of Blade, (b) an officer of Blade, (c) owns more than one percent (1.0%) of the issued and outstanding shares of Blade Stock (treating any Blade Preferred Stock on an as-converted to Blade Common Stock basis), or (d) is otherwise set forth on Schedule 1.1(b).

“Signing Filing” has the meaning specified in Section 8.05(d).

“Signing Press Release” has the meaning specified in Section 8.05(d).

“Software” means software and computer programs, whether in source code or object code form, and including (a) databases and collections of data, (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (c) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“SPACs” has the meaning specified in Section 5.08(a).

“Special Meeting” has the meaning specified in Section 8.02(b)(i).

“Sponsor” has the meaning specified in the Recitals hereto.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Earnout-Out Shares” has the meaning specified in the Recitals hereto.

“Sponsor Group” has the meaning specified in Section 11.17(a).

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Blade Entity” has the meaning specified in the Recitals hereto.

“Surviving Entities” means, collectively, the Acquiror and the Surviving Blade Entity.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, sales, use, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof), (b) any liability for, or in respect of, any item described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), and (c) any liability for, or in respect of, any item described in clauses (a) or (b) of this definition as a transferee or successor.

“Tax Return” means any return, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 10.01(c).

“Top Vendors” has the meaning specified in Section 4.28.

“Trade Controls” has the meaning specified in Section 4.27(a).

“Trade Secrets” means, collectively, trade secrets, know-how, confidential research and development information, formulae, confidential price and cost information, processes, and other confidential information or proprietary rights.

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Agreements” shall mean this Agreement, the Sponsor Agreement, the Subscription Agreements, the Registration Rights Agreement, the Blade Voting Agreement, the Lock-Up Agreement, the Acquiror Charter, the Acquiror Bylaws, and all the agreements, documents, instruments, and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Earnout Milestone” means the earliest to occur, prior to the occurrence of a Price Earnout Milestone, of (a) the Acquiror’s consummation of a sale, merger, consolidation, liquidation, exchange offer or other similar transaction during the Earnout Period that results in the stockholders of the Acquiror immediately prior to such transaction having beneficial ownership of less than fifty percent (50%) of the outstanding voting securities of the Acquiror or the surviving entity in such transaction, directly or indirectly, immediately following such transaction, (b) the Acquiror consummating a “going private transaction” or otherwise ceasing to be subject to the reporting obligations under the Securities Exchange Act of 1934, and (c) the Acquiror Common Stock ceasing to be listed on a national securities exchange.

“Transaction Litigation” has the meaning specified in Section 8.01(e).

“Transaction Milestone Issuance Date” has the meaning specified in Section 3.05(a)(v).

“Transactions” means the transaction contemplated by this Agreement, including the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs.

“Transmittal Documents” has the meaning specified in Section 3.06(c).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06.

“Trust Agreement” has the meaning specified in Section 5.06.

“Trustee” has the meaning specified in Section 5.06.

“Unvested Assumed Option” has the meaning specified in Section 3.05(b).

“VWAP” means, for any security as of any Trading Day, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, on such date and as reported by Bloomberg through its “HP” function (set to weighted average line) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, on such Trading Day and as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. on such Trading Day. If the VWAP cannot be calculated for such security on such Trading Day on any of the foregoing bases, the VWAP of such security on such Trading Day shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization, or other similar transaction during such period.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“Written Consent” has the meaning specified in Section 6.05.

Section 1.02  Construction.

(a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), (viii) reference to any Party includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Party in a particular capacity excludes such Party in any other capacity and (ix) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(b)  When used herein with respect to Blade or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of Blade’s and its Subsidiaries’ business, consistent with past practice (including recent past practice in response to COVID-19 or COVID-19 Measures).

(c)  Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d)  Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e)  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)  The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided, no later than 9:00 a.m. Eastern Time on the date that is two (2) Business Days prior to the date of this Agreement, to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” maintained on Intralinks under the title “Blade Legal Diligence” or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i)  References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.

(j)  Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Transaction Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the voting equity interests of such Person, in whatever form.

Section 1.03  Knowledge. As used herein, the phrase “to the knowledge of” shall mean the knowledge, following reasonable inquiry of direct reports, of (a) with respect to Acquiror, the individuals listed on Schedule 1.03(a) and (b) with respect to Blade, the individuals listed on Schedule 1.03(b).

Section 1.04  Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Blade Stock, shares of Acquiror Ordinary Shares or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Blade Stock, shares of Acquiror Ordinary Shares or shares of Acquiror Common Stock, as applicable, outstanding on the date hereof will be appropriately adjusted to provide to the holders of Blade Stock, shares of Acquiror Ordinary Shares or shares of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any Acquiror Party or Blade to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of Acquiror Common Stock pursuant to the Subscription Agreements.

Article II
THE MERGER

Section 2.01  The Merger. On the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Blade, following which the separate existence of Merger Sub shall cease and Blade shall continue as the Surviving Blade Entity after the Merger and as a direct, wholly-owned Subsidiary of Acquiror.

Section 2.02  Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, Blade and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Acquiror and Blade (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, the time of such filing, or such later time as may be agreed in writing by Blade and the Acquiror and specified in the Certificate of Merger, will be the effective time of and constitute the consummation of the Merger (the “Effective Time”).

Section 2.03  Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and Blade shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties, and obligations of the Surviving Blade Entity.

Section 2.04  Governing Documents.

(a)  At the Effective Time, the Certificate of Incorporation and Bylaws of Blade shall be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Surviving Blade Entity from and after the Effective Time until thereafter amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Blade Entity shall be “Blade Therapeutics, Inc.”.

(b)  At the Effective Time, the Acquiror Certificate of Incorporation shall be amended and restated to be in the form of the Acquiror Charter attached hereto as Exhibit A, which shall be the Certificate of Incorporation of the Acquiror from and after the Effective Time until thereafter amended in accordance with its terms and as provided by applicable Law. The name of the Acquiror immediately after the Effective Time shall be “Blade Biotherapeutics, Inc.”.

Section 2.05  Directors and Officers of the Surviving Blade Entity. Immediately after the Effective Time, (a) the executive officers of Blade shall be the executive officers of the Surviving Blade Entity and (b) certain directors of Blade, determined by Blade and communicated in writing to Acquiror prior to the Closing Date, shall be appointed to the board of directors of the Surviving Blade Entity, effective as of immediately following the Effective Time.

Section 2.06  Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Blade Entity following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Blade, Merger Sub, the applicable board of directors and officers of Blade, Merger Sub and Acquiror (or their designees) are fully authorized in the name of their respective companies to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
MERGER CONSIDERATION; CLOSING

Section 3.01  Conversion of Blade Securities.

(a)  Prior to the Effective Time, Blade shall take all actions necessary to cause (provided, that no cash consideration or payments (other than cash payments in lieu of fractional shares otherwise issuable to a payee when accumulating all of their Blade securities as required by any Blade Warrant, Blade Note or Blade’s Organizational Documents) will be made in connection with such efforts without the prior written consent of Acquiror):

(i)  all Blade Warrants to be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with their respective terms (the “Blade Warrant Settlement”);

(ii) all Blade Notes to be converted into shares of Blade Common Stock or terminated without conversion, as applicable, in accordance with their respective terms (including, for the avoidance of doubt, the terms of the purchase documents under which such Blade Notes were acquired) (the “Blade Note Settlement”); and

(iii)  all Blade Preferred Stock to be converted into shares of Blade Common Stock at the then-effective conversion rate as calculated pursuant to the terms of Blade’s Organizational Documents (the “Blade Preferred Stock Conversion”).

(b)  At the Effective Time (and following the Blade Warrant Settlement, the Blade Note Settlement and the Blade Preferred Stock Conversion), by virtue of the Merger and without any action on the part of any holder of Blade Stock, each share of Blade Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) any shares of Blade Common Stock subject to Blade Options (which shall be subject to Section 3.01(c)), (y) any shares of Blade Common Stock held in the treasury of Blade or by any Subsidiary of Blade (“Blade Treasury Shares”), which shares shall be cancelled as part of the Merger and not constitute “Blade Stock” hereunder, and (z) any Dissenting Shares), will be automatically cancelled and extinguished and, in exchange therefor, each Pre-Closing Holder shall have the right to receive, upon delivery of the Transmittal Documents in accordance with Section 3.06 (i) for each share of Blade Common Stock held by such Pre-Closing Holder immediately prior to the Effective Time, a number of shares of Acquiror Common Stock equal to the Exchange Ratio, without interest, and (ii) such Pre-Closing Holder’s Pro Rata Share of any Earnout Shares that become issuable pursuant to Section 3.05, all in accordance with the terms of this Agreement. As of the Effective Time, each Pre-Closing Holder shall cease to have any other rights in and to Blade or the Surviving Blade Entity (other than the rights set forth in this Section 3.01 and the rights of Dissenting Stockholders as described in Section 3.04).

(c)  Blade Options. As of the Effective Time, each outstanding Blade Option (whether vested or unvested) shall be assumed by Acquiror and automatically converted into an option covering shares of Acquiror Common Stock (each, an “Assumed Blade Option”). Subject to the subsequent sentence, each Assumed Blade Option will be subject to the terms and conditions set forth in the Blade Equity Plan (except any references therein to Blade or Blade Common Stock will instead mean the Acquiror and Acquiror Common Stock, respectively). Each Assumed Blade Option shall: (i) cover a number of shares of Acquiror Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Blade Common Stock covered by the Blade Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio; (ii) have a per share exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the per share exercise price applicable to the Blade Option (in U.S. Dollars) as of immediately prior to the Effective Time, divided by (B) the Exchange Ratio; and (iii) be subject to the same vesting schedule as the applicable Blade Option as of immediately prior to the Effective Time. The Acquiror shall take all corporate action necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Assumed Blade Options remain outstanding, a sufficient number of shares of Acquiror Common Stock for delivery upon the exercise of such Assumed Blade Option. From and after the Closing, Blade and the Acquiror shall not issue any new awards under the Blade Equity Plan. Each Assumed Blade Option assumed for Blade In-the-Money Options shall also be entitled to Earnout RSUs that may be issued pursuant to Section 3.05.

Section 3.02  Closing. The closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (b) at such other place, time or date as Acquiror and Blade may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.03  Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, Blade, Merger Sub, the Surviving Blade Entity and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that any amounts are to be withheld from value deliverable to the Pre-Closing Holders (other than any such value that is subject to withholding because it is properly treated as compensation for applicable Tax purposes), Acquiror shall use commercially reasonable efforts to provide notice to the applicable holder at least five days prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding). To the extent that any amounts are deducted or withheld consistent with the terms of this Section 3.03 and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.04  Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Blade Stock issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Stockholder”) who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Blade Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration pursuant to Section 3.01(b) but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Blade Stock shall be treated as if they had been converted as of Effective Time into the right to receive a portion of the Merger Consideration in accordance with Section 3.01(b), without interest thereon, upon transfer of such shares. Blade shall give the Acquiror (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by Blade relating to any Dissenting Stockholder’s rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Blade shall not, except with the prior written consent of the Acquiror (not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands.

Section 3.05  Earnout.

(a)  During the Earnout Period, Acquiror shall, and shall cause its controlled Affiliates to:

(i)  not take or omit to take any action that is in bad faith and for the primary purpose of avoiding, reducing, or preventing the achievement or attainment of the Price Earnout Milestone;

(ii)  as soon as practicable (and in any event within ten (10) Business Days) after the end of each monthly anniversary of a Measurement Start Date (each such period a “Measurement Period”), prepare and deliver to each of the Acquiror Representative and the Blade Representative (each, a “Representative Party”) a written statement, certified by the Acquiror’s Chief Financial Officer (each, a “Price Earnout Statement”), setting out (A) the VWAP of the Acquiror Common Stock for each Trading Day during such Measurement Period then ended and each preceding Measurement Period during the Earnout Period and (B) a statement as to whether the Price Earnout Milestone has been achieved during such Measurement Period (for the avoidance of doubt, Acquiror shall have no obligation to prepare and deliver a Price Earnout Statement following a Non-Reporting Measurement Period unless and until a New Measurement Start Date has occurred);

(iii)  make available, in the ten (10) Business Days following Acquiror’s delivery of a Price Earnout Statement, Acquiror’s Chief Financial Officer and related personnel and advisors to (A) conduct a telephone or video conference with the Acquiror Representative and the Blade Representative (or either of them) regarding questions concerning or disagreements with such Price Earnout Statement arising in the course of their review thereof, (B) respond to reasonable follow-up inquiries by the Acquiror Representative and the Blade Representative regarding the information provided by or on behalf of Acquiror during any such telephone or video conference and (C) otherwise reasonably cooperate with the Acquiror Representative and the Blade Representative in connection with such Representative Party’s review of any Price Earnout Statement;

(iv)  promptly upon the achievement of the Price Earnout Milestone (as finally determined pursuant to Section 3.05(c) or Section 3.05(d)), and in any event within ten (10) Business Days of such finally determined achievement of the Price Earnout Milestone (the “Price Milestone Issuance Date”), issue, or cause to be issued, to the Earnout Participants, in accordance with their respective Pro Rata Shares, the Earnout Shares, subject to Section 3.05(b); and

(v)  immediately prior to the occurrence of a Transaction Earnout Milestone (the “Transaction Milestone Issuance Date”), issue or cause to be issued, to the Earnout Participants, in accordance with their respective Pro Rata Shares, the Earnout Shares, subject to Section 3.05(b).

(b)  Notwithstanding anything in Section 3.05(a) to the contrary, to the extent that any portion of the Earnout Shares become issuable to an Earnout Participant in respect of such Earnout Participant’s Assumed Blade Options that remain unvested as of the Price Milestone Issuance Date or the Transaction Milestone Issuance Date, as applicable (each such award, an “Unvested Assumed Option”), then, in lieu of issuing such portion of the Earnout Shares to such Earnout Participant in respect of Unvested Assumed Options, Acquiror shall grant to such Earnout Participant, as soon as practicable following the later of (i) the Price Milestone Issuance Date or the Transaction Milestone Issuance Date, as applicable and (ii) Acquiror’s filing of a Form S-8 Registration Statement covering grants to be made in accordance herewith, restricted stock units for a number of shares of Acquiror Common Stock equal to such portion of the Earnout Shares otherwise issuable to such Earnout Participant in accordance with Section 3.05(a) in respect of Unvested Assumed Options (“Earnout RSUs”); provided that such Earnout RSUs shall only be granted in accordance herewith if the Earnout Participant remains in continuous service to Acquiror or any of its Subsidiaries as of the Price Milestone Issuance Date or the Transaction Milestone Issuance Date, as applicable (and, if such Earnout Participant has not so remained in continuous service, then no Earnout Shares or Earnout RSUs shall be granted to such Earnout Participant in accordance herewith in respect of such Unvested Assumed Option). Earnout RSUs shall vest, and the underlying shares of Acquiror Common Stock issued, in substantially equal quarterly installments over the remaining vesting schedule of the corresponding Unvested Assumed Option and shall be subject to the same vesting conditions as apply to the corresponding Unvested Assumed Options (as adjusted to reflect quarterly vesting installments).

(c)  If either Representative Party has any objections to a Price Earnout Statement, such Representative Party shall, within fifteen (15) Business Days of such Representative Party’s receipt of such Price Earnout Statement (the “Objection Period”), deliver to the Acquiror (to the attention of the Acquiror’s Chief Financial Officer) and the other Representative Party a written statement (an “Objection Statement”) setting forth such objections (in reasonable detail). If an Objection Statement is delivered by a Representative Party prior to the expiration of the Objection Period, the Acquiror and each Representative Party shall meet, confer and exchange any additional relevant information reasonably requested regarding the computations set forth in the Price Earnout Statement for a period of ten (10) Business Day thereafter (the “Negotiation Period”) and use reasonable best efforts to resolve by written agreement (the “Agreed Modifications”) any differences as to the computations in the Price Earnout Statement. In the event Acquiror and the Representative Parties so resolve any such differences, the Price Earnout Statement, as modified by the Agreed Modifications, shall be final and binding with respect to the applicable Measurement Period. In the event Acquiror and the Representative Parties do not resolve any differences as to the computations in the Price Earnout Statement prior to the expiration of the Negotiation Period, then either Representative Party may refer the dispute to a nationally recognized, independent accounting firm reasonably acceptable to Acquiror and Blade and independent to Acquiror and Blade (“Independent Expert”) within thirty (30) calendar days following the expiration of the Negotiation Period for final resolution of the dispute in accordance with the procedures set forth in Section 3.05(d).

(d)  If a dispute with respect to a Price Earnout Statement is submitted in accordance with this Section 3.05 to the Independent Expert for final resolution, Acquiror and the Representative Parties will follow the procedures set forth in this Section 3.05(d). Each of the Blade Representative and the Acquiror Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert pursuant to this this Section 3.05(d). All fees and expenses of the Independent Expert will be borne by the Acquiror. Except as provided in the preceding sentence, all other costs and expenses incurred by the Blade Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Earnout Participants, and all other costs and expenses incurred by the Acquiror Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Acquiror. The Blade Representative and the Acquiror Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, and that such determination be set forth in a written statement delivered to the Acquiror, the Acquiror Representative and the Blade Representative. The Independent Expert’s determination will be final, conclusive, non-appealable and binding for all purposes hereunder (other than in the event of fraud or manifest error). The Independent Expert will determine only those issues still in dispute as of the date of such Independent Expert’s engagement and such determination will be based solely upon and consistent with the terms and conditions of this Agreement. Each of the Blade Representative and the Acquiror Representative will be entitled to make one presentation to the Independent Expert and will use their reasonable best efforts to make their respective presentations to the Independent Expert as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 3.05(d). It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery).

(e)  Following the Closing, the Acquiror and its Subsidiaries, including Blade and its Subsidiaries, will be entitled to operate their respective businesses based upon the business requirements of the Acquiror and its Subsidiaries. Each of the Acquiror and its Subsidiaries, including Blade and its Subsidiaries, will be permitted, following the Closing to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the closing price of the Acquiror Common Stock and the achievement of the Price Earnout Milestone, and, other than as a result of a breach of Section 3.05(a)(i), the Earnout Participants will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions.

(f)  If Acquiror shall, at any time or from time to time, after the date hereof effect a subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of Acquiror Common Stock (in each case, other than pursuant to the Conversion or the PIPE Investment) (an “Earnout Adjustment Event”), the number of shares of Acquiror Common Stock set forth in the definitions of Earnout Shares, and the stock price target set forth in the definition of Price Earnout Milestone, shall be equitably adjusted for such Earnout Adjustment Event. Any adjustment under this paragraph shall become effective at the close of business on the date the Earnout Adjustment Event becomes effective (which shall be the “ex” date, if any, with respect to any such event).

Section 3.06  Surrender of Common Stock and Disbursement of Merger Consideration.

(a)  Prior to the Closing, the Acquiror shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to Blade (the “Exchange Agent”), to act as the agent for the purpose of issuing the portion of the Merger Consideration issuable to the Pre-Closing Holders pursuant to Section 3.01(b).

(b)  At or prior to the Effective Time, the Acquiror shall send, or shall cause the Exchange Agent to send, to each Pre-Closing Holder whose shares of Blade Stock will be converted pursuant to Section 3.01(b) into the right to receive a portion of the Merger Consideration, a letter of transmittal and instructions, in the form attached hereto as Exhibit H (a “Letter of Transmittal”) (which shall specify that the delivery of shares of Blade Stock shall be effected, and risk of loss and title shall pass, only upon proper transfer of such shares to the Exchange Agent) for use in such exchange.

(c)  Each holder of shares of Blade Stock that have been converted into the right to receive a portion of the Merger Consideration pursuant to Section 3.01(b) shall be entitled to receive such portion of the Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent (collectively, the “Transmittal Documents”). No interest shall be paid or accrued upon the transfer of any share.

(d)  If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the applicable shares of Blade Stock are registered immediately prior to the Effective Time, it shall be a condition to such delivery that the recipient of such portion of the Merger Consideration or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have (A) if the Person in whose name the applicable shares of Blade Stock are registered immediately prior to the Effective Time is a Significant Blade Holder, executed and delivered a counterpart to a Lock-Up Agreement, and (B) executed and delivered the other Transmittal Documents and (ii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such shares of Blade Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)  After the Effective Time, there shall be no further registration of transfers of Blade Stock on Blade’s stock register. If, after the Effective Time, shares of Blade Stock are presented to the Acquiror or the Exchange Agent, such shares shall be canceled and exchanged for the applicable portion of the Merger Consideration pursuant to Section 3.01(b) and in accordance with the procedures set forth in this Section 3.06. No dividends or other distributions declared or made after the date of this Agreement with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holders of any shares of Blade Stock that have not yet been surrendered with respect to the Acquiror Common Stock to be issued upon surrender thereof until the holders of record of such shares shall surrender such shares and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such shares of Blade Stock and delivery of the other Transmittal Documents, Acquiror shall promptly deliver to the record holders thereof, without interest, the certificates representing the Acquiror Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Acquiror Common Stock.

(f)  All securities issued upon the surrender of Blade Stock or Convertible Securities, as applicable, in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities. Any portion of the Merger Consideration and the Earnout Shares made available to the Exchange Agent pursuant to Section 3.06(a), will, upon demand by Acquiror at any time following the one (1) year anniversary of the Closing, be returned to Acquiror and, thereafter, any such Blade Security Holder who has not exchanged its Blade Securities for the applicable portion of the Merger Consideration and right to receive the Earnout Shares in accordance with this Section 3.06 shall thereafter look only to the Acquiror for payment of the portion of the Merger Consideration and the Earnout Shares in respect of such Blade Securities without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Acquiror nor any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

Section 3.07  Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of Acquiror Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock that otherwise would be received by such Person) shall instead have the number of shares of Acquiror Common Stock issued to such Person rounded down to the nearest whole share of Acquiror Common Stock.

Section 3.08  Payment of Transaction Expenses. On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, without duplication, (a) all Acquiror Transaction Expenses which remain unpaid as of the Effective Time (including any costs of the D&O Tail or any new insurance directors’ and officers’ liability insurance policies) and other obligations of the Acquiror owed to the Sponsor as of the Effective Time with respect to working capital loans provided by Sponsor or its Affiliates and not incurred by Acquiror in violation of this Agreement, in each case as set forth on a written statement to be delivered to Blade not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and (b) all Blade Transaction Expenses which remain unpaid as of the Effective Time as set forth on a written statement to be delivered to Acquiror by or on behalf of Blade not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Blade Transaction Expenses due to current or former employees, independent contractors, officers, or directors of Blade or any of its Subsidiaries and, in each case, subject to applicable withholding, shall be paid Blade for further payment to such employee, independent contractor, officer or director through Blade’s payroll, as applicable.

Section 3.09  FIRPTA Certificate. At the Closing, Blade shall deliver, or cause to be delivered, to Acquiror a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), 1.897-2(h) and 1.1445-2(c)(3), certifying that no interest in Blade is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Article IV
REPRESENTATIONS AND WARRANTIES OF BLADE

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualify (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), Blade represents and warrants to Sponsor and the Acquiror Parties as follows:

Section 4.01  Corporate Organization of Blade. Blade has been duly incorporated, is validly existing and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights, and assets and to conduct its business as it is now being conducted. Blade has provided to the Acquiror copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect, and copies of such Organizational Documents are (a) true, correct, and complete, (b) in full force and effect, and (c) have not been amended in any respect from the copies made available to Acquiror. Blade and its Subsidiaries are duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Blade and each of its Subsidiaries is not in violation of any of the provisions of its Organizational Documents, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02  Subsidiaries. The Subsidiaries of Blade, together with (i) their respective jurisdiction of incorporation or organization and (ii) names of their respective equity holders and details of equity ownership (including authorized (to the extent applicable) and outstanding shares of capital stock), are set forth on Schedule 4.02 (the “Company Subsidiaries”). Such Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (other than with respect to due organization and valid existence) in each case has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Subsidiary of Blade has any limitation, whether by Contract, Governmental Order, or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to Blade or its Subsidiaries. Except for the equity interests of the Subsidiaries listed on Schedule 4.02, Blade does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise control, any Person. Neither Blade nor any of its Subsidiaries is a participant in any joint venture, partnership, or similar arrangement. There are no outstanding contractual obligations of Blade or its Subsidiaries to make any investment (whether in the form of a loan, a capital contribution, the purchase of equity or otherwise) in, any other Person (excluding, for the avoidance of doubt, purchases of goods and services in the ordinary course of business). Blade’s Subsidiaries are duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.03  Due Authorization. Blade has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05 and upon receipt of the Required Blade Stockholder Approval) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly authorized by the board of directors of Blade and, except for the Required Blade Stockholder Approval, no other corporate proceeding on the part of Blade is necessary to authorize this Agreement or any Transaction Agreements or Blade’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by Blade) will be, duly and validly executed and delivered by Blade and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of Blade, enforceable against Blade in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04  No Conflict. Except as set forth on Schedule 4.04, the execution, delivery and performance by Blade of this Agreement and the Transaction Agreements to which it is a party and the consummation by Blade of the Transactions and the transactions contemplated thereby do not and will not, (a) contravene or conflict with the Organizational Documents of Blade or, in any material respect, its Subsidiaries, (b) subject to the approvals described in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to Blade or any of its Subsidiaries or any of its assets or properties, (c) subject to the approvals described in Section 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Blade or any of its Subsidiaries is a party or by which any of its assets or properties may be bound or affected or any Permit of Blade or its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of Blade or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05  Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of Blade or any Blade Subsidiary with respect to Blade’s execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, the Exchange Act and the Securities Act, (b) the filing of the (i) Certificate of Merger and (ii) the Acquiror Charter, each in accordance with the DGCL, and (c) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06  Current Capitalization.

(a)  As of the date hereof, Blade’s authorized capital stock consists of (i) 178,329,409 shares of Blade Common Stock, 10,002,638 of which shares are issued and outstanding, and (ii) 151,185,364 shares of Blade Preferred Stock, 83,044,690 of which shares are issued and outstanding. With respect to the Blade Preferred Stock, (A) 6,500,000 shares are designated as Blade Series A Company Preferred Stock, 6,500,000 of which are issued and outstanding as of the date hereof, (B) 43,000,000 shares are designated as Blade Series B Blade Preferred Stock, 40,369,153 of which are issued and outstanding as of the date hereof, (C) 79,685,364 shares are designated as Blade Series C Blade Preferred Stock, 22,642,414 of which are issued and outstanding as of the date hereof, and (D) 22,000,000 shares are designated as Blade Series C-1 Blade Preferred Stock, 13,533,123 of which are issued and outstanding as of the date hereof. Schedule 4.06(a) sets forth the Equity Securities of Blade outstanding as of the date hereof (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof). All of the outstanding Equity Securities of Blade have been duly authorized, are fully paid and non-assessable and were not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Blade Charter or any Contract to which Blade is a party or by which it or its Equity Securities are bound. As of the date hereof, no Blade Treasury Shares are outstanding. All of Blade’s issued and outstanding Equity Securities were issued in material compliance with applicable Securities Laws. The rights, privileges and preferences of the Blade Preferred Stock are as stated in the Blade Charter and as provided by the DGCL. As of the date hereof, Blade has reserved 31,446,448 shares of Blade Common Stock for issuance to officers, directors, employees, and consultants of Blade and its Subsidiaries pursuant to the Blade Equity Plan, which was duly adopted by Blade’s board of directors and approved by Blade’s stockholders. Of such shares of Blade Common Stock reserved for issuance under the Blade Equity Plan, as of the date hereof, (x) 21,585,562 of such shares are reserved for issuance upon exercise of currently outstanding Blade Options, (y) 6,740,349 of such shares are currently issued and outstanding that were issued upon exercise of Blade Options previously granted under the Blade Equity Plan, and (z) 3,120,537 shares remain available for future awards permitted under the Blade Equity Plan. With respect to each Blade Option, Schedule 4.06(a) sets forth as of the date hereof: (1) the name of the holder thereof; (2) the number of shares of Blade Common Stock issuable upon the exercise of such Blade Option; (3) the exercise price thereof; (4) the date of grant thereof; and (5) the vesting schedule for such Blade Option. Each grant of a Blade Option was made in accordance in all material respects with the terms of the applicable governing plan document and applicable Law. The representations and warranties set forth in this Section 4.06(a) are made solely by Blade and pertain only to Blade and its Subsidiaries.

(b)  Except as set forth on Schedule 4.06(a) there are no outstanding or authorized Convertible Securities, equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, Blade. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of Blade. There are no outstanding contractual obligations of Blade to repurchase, redeem or otherwise acquire any Equity Securities of Blade. There are no outstanding bonds, debentures, notes or other indebtedness of Blade having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Blade’s stockholders may vote. Blade is not party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c)  (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of Blade and (ii) since January 1, 2021, Blade has not made, declared, set aside, established a record date for or paid any dividends or distributions and has not repurchased, redeemed or otherwise acquired any equity interests of Blade, and the board of directors of Blade has not authorized any of the foregoing.

Section 4.07  Capitalization of Subsidiaries.

(a)  The outstanding shares of capital stock or other equity interests of Blade’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding Equity Securities in Blade’s Subsidiaries are solely owned by Blade, directly or indirectly, free, and clear of any Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents and pursuant to applicable Securities Laws) and have not been issued in violation of preemptive or similar rights. Except for Equity Securities owned by Blade or any wholly-owned Subsidiary of Blade, there are no Equity Securities of Blade’s Subsidiaries authorized, reserved, issued or outstanding.

(b)  There are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, Blade’s Subsidiaries. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of Blade’s Subsidiaries. There are no outstanding contractual obligations of any of Blade’s Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any such Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness of such Blade’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Subsidiary of Blade is a party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c)  Except for Equity Securities in any wholly-owned Subsidiary of Blade or as set forth on Schedule 4.07, neither Blade nor any of its Subsidiaries owns any Equity Securities in any Person. No shares of capital stock are held in treasury by any Subsidiary of Blade.

Section 4.08  Financial Statements.

(a)  Attached as Schedule 4.08(a) hereto are true, correct, accurate and complete copies of (i) the unaudited consolidated balance sheets of Blade and its Subsidiaries as at December 31, 2020, and the related unaudited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended (the “Blade Unaudited Financial Statements”), (ii) the audited consolidated balance sheets of Blade and its Subsidiaries as at December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended, each audited in accordance with GAAP and AICPA standards, together with the auditor’s report thereon (the “Blade AICPA Audited Financial Statements”), and (iii) the unaudited consolidated condensed balance sheet of Blade as at June 30, 2021 (the “Most Recent Balance Sheet”), and the related unaudited consolidated condensed statements of income and comprehensive income, stockholders’ equity and cash flows for the six-month periods ended June 30, 2021 and June 30, 2020 (the “Blade Interim Financial Statements” and, together with the Blade Unaudited Financial Statements, the Blade AICPA Audited Financial Statements and, when delivered by Blade, the Blade Final Audited Financial Statements, the “Blade Financial Statements”). The Blade Financial Statements (A) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, (B) present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of Blade and its Subsidiaries as of the dates and for the periods indicated in such Blade Financial Statements in conformity with GAAP during the periods involved (except in the case of the Blade Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments in each case, the impact of which is not expected to be material) and (C) were derived from, and accurately reflect, the books and records of Blade and its Subsidiaries. Neither Blade nor any of its Subsidiaries has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The representations and warranties set forth in this Section 4.08(a) are made solely by Blade and pertain only to Blade and its Subsidiaries.

(b)  Blade and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for its assets, (iii) it does not maintain any off-the-book accounts and that its assets are used only in accordance with the directives of its management, (iv) access to its assets is permitted only in accordance with management’s authorization, (v) the reporting of its assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of Blade and its Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

(c)  None of Blade, any of its Subsidiaries or Blade’s independent auditors has identified or been made aware of (after reasonable inquiry) any (i) “significant deficiency” in the internal controls over financial reporting of Blade and its Subsidiaries, (ii) “material weakness” in the internal controls over financial reporting of Blade and its Subsidiaries, or (iii) fraud, whether or not material, that involves management or other employees of Blade or its Subsidiaries who have a significant role in the internal controls over financial reporting of Blade and its Subsidiaries.

Section 4.09  Undisclosed Liabilities; Indebtedness.

(a)  Except as set forth on Schedule 4.09(a), as of the date hereof, neither Blade nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (i) reflected or reserved for in the Most Recent Balance Sheet, (ii) that have arisen since January 1, 2021 in the ordinary course of business of Blade and its Subsidiaries, none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law, (iii) arising under this Agreement or in connection with the performance of Blade’s obligations hereunder, including transaction expenses, (iv) that would not be required to be set forth or reflected on a consolidated balance sheet of Blade and its Subsidiaries prepared in accordance with GAAP or in the footnotes thereto or (v) that are less than $500,000 individually or $1,000,000 in the aggregate. Neither Blade nor any of its Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(b)  Neither Blade nor any of its Subsidiaries has any Indebtedness other than the Indebtedness set forth on Schedule 4.09(b), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.09(b), no Indebtedness of Blade nor any of its Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Blade or its Subsidiaries, or (iii) the ability of Blade or its Subsidiaries to grant any Lien on their respective properties or assets.

Section 4.10  Litigation and Proceedings. Except as described on Schedule 4.10, as of the date hereof, there is no, and since January 1, 2018, there has been no, pending or, to the knowledge of Blade, threatened Actions by, against or affecting Blade or any of its Subsidiaries or any of their properties, rights or assets, in each case, that would reasonably be expected to (a) involve an amount in controversy (not counting insurance deductibles) of at least $500,000 or (b) otherwise be, individually or in the aggregate, material to Blade and its Subsidiaries taken as a whole. There is no, and since January 1, 2018 there has been no, Governmental Order imposed upon or, to the knowledge of Blade, threatened against Blade or any of its Subsidiaries or any of their properties, rights or assets or, to the knowledge of Blade, its current or former directors, officers or equity holders (provided, that any Governmental Order involving the directors, officers or equity holders of Blade must be related to Blade’s business, equity securities or assets). Neither Blade nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions, or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to Blade and its Subsidiaries taken as a whole. To the knowledge of Blade, none of the current or former officers, senior management, or directors of Blade or its Subsidiaries have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud within the past five (5) years.

Section 4.11  Compliance with Laws.

(a)  Except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, be material to Blade and its Subsidiaries, taken as a whole, or as otherwise set forth on Schedule 4.11(a), Blade and its Subsidiaries are, and since January 1, 2018, have been, in compliance with all applicable Laws. Blade and its Subsidiaries (and, to the knowledge of Blade, its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with Blade) hold, and since January 1, 2018, have held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of Blade’s business as presently conducted and for Blade to own, lease and operate its assets and properties, except where the failure to so hold has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Blade has made available to the Acquiror true, correct, and complete copies of all material Permits, all of which are listed on Schedule 4.11(a). From January 1, 2018, (i) to the knowledge of Blade, neither Blade nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits and, (ii) to the knowledge of Blade, no assertion or Action of any violation of any Law, Governmental Order or Permit by Blade or any of its Subsidiaries is currently threatened against Blade or any of its Subsidiaries, in each case of the foregoing clauses (i) and (ii), except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of Blade, no investigation or review by any Governmental Authority with respect to Blade or any of its Subsidiaries is pending or threatened, and no such investigations have been conducted by any Governmental Authority since January 1, 2018, in each case, except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  Without limiting the generality of Section 4.11(a), as to each product or product candidate of Blade or its Subsidiaries subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder (“FDCA”) that is or is proposed to be manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by Blade (each such product or product candidate, a “Blade Product”), such Blade Product is being or will be manufactured, packaged, labeled, tested, distributed, sold and/or marketed by Blade in compliance in all material respects with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports. There is no pending, completed or, to the knowledge of Blade, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against Blade or its Subsidiaries, and Blade has not received any written notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Blade Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Blade Product, (iii) imposes a clinical hold on any clinical investigation by Blade or its Subsidiaries, (iv) enjoins production at any facility of or contracted with Blade or its Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with Blade or its Subsidiaries, or (vi) otherwise alleges any violation of any laws, rules or regulations by Blade or its Subsidiaries, and which, either individually or in the aggregate, is or would reasonably be expected to be material to Blade and its Subsidiaries.

(c)  In addition, and also without limiting the generality of Section 4.11(a), Blade and its Subsidiaries are, and since January 1, 2018, have been, in compliance in all material respects with all applicable statutes, rules and regulations applicable to the Health Care Laws (as defined below). Neither Blade nor its Subsidiaries has received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Health Care Laws, and, to the knowledge of Blade, no such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action is threatened. Neither Blade nor its Subsidiaries, and none of its officers, directors, or employees or, to the knowledge of Blade, contractors or agents, is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any governmental or regulatory authority. Additionally, neither Blade nor its Subsidiaries nor any of its officers, directors or employees or, to the knowledge of Blade, contractors or agents has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the knowledge of Blade, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion. Blade and its Subsidiaries have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by the Health Care Laws, and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were timely, complete, accurate and not misleading on the date filed in all material respects (or were corrected or supplemented by a subsequent submission).

Section 4.12  Material Contracts; No Defaults.

(a)  Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (xxii) of this Section 4.12(a) to which, as of the date of this Agreement, Blade or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business and any Blade Benefit Plans and Foreign Plans (all such Contracts as described in clauses (i) through (xxii), collectively, the “Material Contracts”). True, correct, and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i)  Each Contract that by its terms (individually or with all related Contracts) provides for aggregate payments or consideration furnished (A) by Blade or by any of its Subsidiaries or (B) to Blade or to any of its Subsidiaries, in each case, of more than $500,000 in the calendar year ended December 31, 2020, or any subsequent calendar year or $1,000,000 in the aggregate;

(ii)  Each Contract relating to Indebtedness (whether incurred, assumed, guaranteed, or secured by any asset) with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $500,000;

(iii)  Each Contract that is a purchase and sale or similar agreement for the acquisition (whether by merger, equity acquisition or otherwise) of any Person or any business unit thereof or the disposition of any material assets or Equity Securities of Blade or any of its Subsidiaries, in each case, (A) involving payments in excess of $500,000 (other than in the ordinary course of business consistent with past practice) and (B) pursuant to which there are any material ongoing obligations;

(iv)  Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $500,000 in any calendar year or $1,000,000 in the aggregate, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v)  Each joint venture Contract, profit-sharing, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts solely between or among Blade and any of its Subsidiaries);

(vi)  Each Contract requiring capital expenditures by Blade or its Subsidiaries after the date of this Agreement in an amount in excess of $250,000 in the aggregate (including pursuant to any joint venture);

(vii)  Each Contract expressly prohibiting or restricting in any material respect the ability of Blade or its Subsidiaries (A) to engage in any business, to solicit any Person (including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses, but excluding customary non-solicitation and no-hire provisions entered into in the ordinary course of business), to operate in any geographical area, to sell or provide any service or product or to compete with any Person, in each case, in any material respect or (B) to purchase or acquire an interest in any other Person;

(viii)  Each Contract that relates to the development, ownership, licensing or use of any Intellectual Property by, to or from Blade or any of its Subsidiaries;

(ix)  Each Contract that is between Blade or any of its Subsidiaries and any directors, officers, or employees of Blade or any of its Subsidiaries (other than standard form employee invention assignment agreements, confidentiality agreements, consulting agreements, independent contractor agreements, at-will employment offer letters or agreements and similar Contracts entered into with service providers in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements;

(x)  Each employment Contract with any individual that (A) provides for annual base salary in excess of $300,000, (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance in excess of that which is required by applicable Laws, retention, change of control, transaction, or similar payments, or (C) otherwise restricts the ability of Blade or any of its Subsidiaries to terminate employment or engagement of such individual at any time for any reason or no reason without penalty or liability other than in the ordinary course of business or as otherwise required by Law;

(xi)  Each collective bargaining agreement or other Contract (each, a “CBA”) with Blade or any of its Subsidiaries, on the one hand, and any labor union, labor organization or works council representing employees of Blade or such Subsidiary, on the other hand;

(xii)  Each Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority or pursuant to which Blade or any of its Subsidiaries will have any outstanding obligation in excess of $250,000 after the date of this Agreement;

(xiii)  Any Contract solely between or among Blade and any of its Subsidiaries which is material to Blade and its Subsidiaries taken as a whole;

(xiv)  Any Contract with (A) any Affiliate of Blade (other than a Subsidiary of Blade) or (B) any Affiliate or family member of any Pre-Closing Holder, in each case, that is material to Blade or its Subsidiaries or under which Blade or its Subsidiary has material Liabilities;

(xv)  Any Contract that is a currency or interest hedging arrangement or involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible;

(xvi)  Each Contract with any Top Vendor of Blade or its Subsidiaries;

(xvii)  Each Contract that obligates Blade or any of its Subsidiaries to provide a guarantee of the obligations of a third party after the date hereof in excess of $250,000;

(xviii)  Each Contract that relates to a material settlement entered into within the three (3) years prior to the date of this Agreement under which Blade has outstanding obligations that are either in excess of $250,000 or otherwise material to Blade (and, for the avoidance of doubt, excluding customary confidentiality obligations);

(xix)  Each Contract that provides another Person (other than any manager, director, or officer of Blade) with a power of attorney with respect to Blade or any of its Subsidiaries;

(xx)  Each Contract that relates to any merger, consolidation or other business combination between Blade or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, or Blade’s or any of its Subsidiaries’ acquisition or disposition of any other entity, material business or material assets;

(xxi)  Each Contract not otherwise described in any subsection of this Section 4.12(a) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by Blade as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if Blade was the registrant; and

(xxii)  Any commitment to enter into agreement of the type described in clauses (i) through (xxi) of this Section 4.12(a).

(b)  Except for any Contract that has terminated or will terminate upon the expiration of the state term thereof prior to the Closing Date, and except as would not reasonably be expected to be, individually or in the aggregate, material to Blade and its Subsidiaries, taken as a whole, as of the date of this Agreement, each Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of Blade or one of its Subsidiaries that is a party thereto and, to the knowledge of Blade, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Blade and its Subsidiaries taken as a whole, (u) Blade has not waived any material rights under any such Material Contract, (v) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Material Contract, (w) neither Blade nor any of its Subsidiaries nor, to the knowledge of Blade, any other party thereto is or is alleged to be in breach of or default under any Material Contract and to the knowledge of Blade no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by Blade, or permit termination or acceleration by the other party thereto, under such Material Contract, (x) since January 1, 2020, neither Blade nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Material Contract, (y) to the knowledge of Blade, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such Material Contract that is a customer of or supplier to Blade or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, Blade or any of its Subsidiaries.

Section 4.13  RESERVED.

Section 4.14  Blade Benefit Plans.

(a)  Schedule 4.14(a) sets forth a true and complete list of each material Blade Benefit Plan and each material Foreign Plan; provided, however, that any individual employment agreement (or offer letter) or individual consulting agreement that, in either case, is consistent in all material respects with the applicable template listed on Schedule 4.14(a), shall not be required to be listed on Schedule 4.14(a). For purposes of this Agreement a “Blade Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based incentive award, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA, which are contributed to, required to be contributed to, sponsored by or maintained by Blade or any of its Subsidiaries for the benefit of any Blade Service Provider or any of its Subsidiaries or under or with respect to which Blade or any of its Subsidiaries has any liability or obligation, contingent or otherwise, in any case, excluding any (i) statutory plan, program or arrangement that is both required under applicable Laws and maintained by Governmental Authority, (ii) Multiemployer Plan and (iii) Foreign Plan.

(b)  With respect to each Blade Benefit Plan and Foreign Plan of Blade listed on Schedule 4.14(a), Blade has delivered or made available to Acquiror copies of (i) such Blade Benefit Plan or Foreign Plan, as applicable, and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Blade Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to such Blade Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Blade Benefit Plan or Foreign Plan, as applicable, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service (“IRS”) with respect to such Blade Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Authority within the past three years.

(c)  Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Blade and its Subsidiaries, taken as a whole, (i) each Blade Benefit Plan has been established, maintained, funded and in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions, premiums or other payments that are due with respect to any Blade Benefit Plan have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in Blade’s financial statements to the extent required by GAAP.

(d)  Each Blade Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to Blade’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e)  (i) No event has occurred and no condition exists that would subject Blade or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (ii) there do not exist any pending or, to Blade’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Blade Benefit Plan, (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, and (iv) no breaches of fiduciary duty (as determined under ERISA) with respect to any Blade Benefit Plan have occurred that, in each case, either individually or in the aggregate, could reasonably be expected to result in material liability to Blade and any of its Subsidiaries, taken as a whole.

(f)  No Blade Benefit Plan provides, nor has Blade or any of its Subsidiaries incurred, any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired Blade Service Provider, except (i) as required to avoid an excise tax under Section 4980B of the Code (“COBRA”) or similar applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) pursuant to an applicable agreement, plan or policy listed on Schedule 4.14(a) (including a template) requiring Blade or any of its Subsidiaries to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination. Neither Blade nor any of its Subsidiaries has incurred (whether or not assessed) any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g)  None of Blade, any of its Subsidiaries, or its ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent liability or obligation under or with respect to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means, with respect to Blade, any Person or entity (whether or not incorporated) other than Blade or a Subsidiary of Blade that, together with Blade, is under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code. Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, neither Blade nor any of its Subsidiaries has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h)  Except as set forth on Schedule 4.14(h), neither the execution and delivery of this Agreement by Blade nor the consummation of the Merger will (whether alone or in connection with any other event(s)) (i) result in the acceleration, funding, vesting or creation of any rights of any current or former Blade Service Provider to any compensatory payments or benefits or increases in any compensatory payments or benefits (including any loan forgiveness) under any Blade Benefit Plan (or under any arrangement that would be a Blade Benefit Plan if in effect as of the date of this Agreement), (ii) result in the payment to any current or former Blade Service Provider of any severance payments, or any increase in severance payments or benefits upon any termination of employment or service, or (iii) result in any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any Blade Service Provider who is a “disqualified individual” within the meaning of Section 280G of the Code.

(i)  Except as set forth on Schedule 4.14(i), neither Blade nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j)  Each Blade Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in material documentary compliance with, and has been maintained, operated, and administered in all material respects in compliance with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.

(k)  With respect to each Foreign Plan, (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities. For purposes of this Agreement a “Foreign Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and any equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based incentive award, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA, which are contributed to, required to be contributed to, sponsored by or maintained by Blade or any of its Subsidiaries for the benefit of any Blade Service Provider or under or with respect to which Blade or any of its Subsidiaries has any liability or obligation, contingent or otherwise, in each case, that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) and in any case, excluding any (i) statutory plan, program or arrangement that is both required under applicable Laws and maintained by Governmental Authority and (ii) Multiemployer Plan.

(l)  Each Blade Option intended to qualify as an “incentive stock option” under the Code so qualifies to the maximum extent permitted by the Code and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Blade.

Section 4.15  Labor Matters.

(a)  Neither Blade nor any of its Subsidiaries is party to or bound by any CBA and no employees of Blade are represented by any labor union, other labor organization or works council with respect to their employment with Blade or any of its Subsidiaries. There are, and since January 1, 2018 there have been, no pending, or to the knowledge of Blade, threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of Blade Employees, and (ii) material labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, picketing, hand billing, slowdowns, concerted refusals to work overtime, or work stoppages against or affecting Blade or any of its Subsidiaries.

(b)  Except as set forth on Schedule 4.15(b) or except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, reasonably be expected to result in material liability to Blade and its Subsidiaries, taken as a whole, Blade and its Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance.

(c)  Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Blade and its Subsidiaries, taken as a whole: (i) Blade and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to Blade’s current or former directors, officers, employees or independent contractors under applicable Law, Contract or company policy, and (ii) each individual who is providing, or since January 1, 2018, has provided, services to Blade or its Subsidiaries and is, or was, classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, is, and has been, properly classified and treated as such for all applicable purposes.

(d)  To the knowledge of Blade, no Key Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to Blade or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by Blade or any of its Subsidiaries.

(e)  Blade and its Subsidiaries have reasonably investigated all formal sexual harassment or other discrimination, or unlawful retaliation allegations raised in the last three years against any Key Employee. With respect to each such allegation with potential merit, Blade or its applicable Subsidiary has taken prompt corrective action.

(f)  No material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Blade Employees has occurred since March 1, 2020, or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures.

(g)  Since January 1, 2018, neither Blade nor any of its Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.

(h)  Since January 1, 2020, Blade has not received written notice that any Key Employee intends to terminate his or her employment with Blade prior to the one-year anniversary of the Closing.

Section 4.16  Taxes.

(a)  All material Tax Returns required by Law to be filed by Blade and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct, and complete in all material respects.

(b) All material amounts of Taxes due and owing by Blade and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since the date of the Most Recent Balance Sheet, neither Blade nor any of its Subsidiaries has incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c) Blade and each of its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither Blade nor any of its Subsidiaries is engaged in any material audit, administrative proceeding, or judicial proceeding with respect to Taxes. Neither Blade nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against Blade or any of its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled, or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where Blade or its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Blade or any of its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e) Neither Blade nor any of its Subsidiaries (nor any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two years prior to the date of this Agreement.

(f) Neither Blade nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(g) Neither Blade nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business. Neither Blade nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h) There are no Liens with respect to Taxes on any of the assets of Blade and its Subsidiaries, other than Liens for Taxes not yet due and payable.

(i) Neither Blade nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group that includes only Blade and its Subsidiaries, or (ii) has any material liability for or in respect of the Taxes of any Person (other than Blade or its Subsidiaries) (A) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (B) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for (1) liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes and (2) agreements solely among Blade and its Subsidiaries).

(j) Neither Blade nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for (1) liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes and (2) agreements solely among Blade and its Subsidiaries).

(k) Schedule 4.16(a)(k) sets forth the classification of Blade and each of its Subsidiaries for U.S. federal income Tax purposes.

(l) As of the date hereof, neither Blade nor any of its Subsidiaries has taken any action (or caused any action to be taken), or is aware of any fact or circumstance, that, individually or in the aggregate, would reasonably be expected to prevent the Merger from qualifying for the Intended Income Tax Treatment.

Section 4.17 Insurance.

(a) Schedule 4.17(a) contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, Blade or its Subsidiaries as of the date of this Agreement (by policy number, insurer, coverage period, coverage amount and type of policy). With respect to each such insurance policy required to be listed on Schedule 4.17(a), except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due have been timely paid, (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) neither Blade nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to Blade’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of Blade, no such action has been threatened, and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals. Neither Blade nor any of its Subsidiaries has any self-insurance or co-insurance programs. In the past three (3) years, neither Blade nor any of its Subsidiaries has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.17(b) identifies each individual insurance claim in excess of $50,000 made by Blade or any of its Subsidiaries in the past three (3) years. Blade has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Blade or its Subsidiaries taken as a whole. To the knowledge of Blade, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such material insurance claim. Blade has not made any claim against an insurance policy as to which the insurer is denying coverage.

Section 4.18 Permits. Blade and its Subsidiaries, hold all Permits necessary for the lawful conduct of the business of Blade and its Subsidiaries as presently conducted and to own, lease and operate its assets and properties, except where the failure to so hold has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and are in compliance with the terms of all Permits necessary for the ownership and operation of its business and assets, and all such Permits are in full force and effect. No event has occurred with respect to any material Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such material Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to be, individually or in the aggregate, material to Blade and its Subsidiaries, taken as a whole, or materially impair the ability Blade or its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Transaction Agreements to which Blade is party or bound or to perform its obligations hereunder or thereunder. Neither Blade nor any of its Subsidiaries is in violation in any material respect of the terms of any material Permit, and neither Blade nor any of its Subsidiaries has received any written or, to the knowledge of Blade, oral notice of any Actions relating to the revocation or modification of any material Permit. Except as would not reasonably be expected to be, individually or in the aggregate, material to Blade and its Subsidiaries taken as a whole, there is no pending or, to the knowledge of Blade, threatened (orally or in writing) legal proceeding with any Governmental Authority having jurisdiction or authority over the operations of Blade or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit.

Section 4.19 Equipment and Other Tangible Property. Blade or one of its Subsidiaries owns and has good title to all material equipment and other material tangible property and assets reflected on the books of Blade and its Subsidiaries as owned by Blade or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to Blade and its Subsidiaries, taken as a whole. Except as set forth in Schedule 4.19, all such material equipment, other tangible property and assets are in operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their present use in the business of Blade and its Subsidiaries.

Section 4.20 Real Property.

(a) Schedule 4.20(a) contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property of Blade and its Subsidiaries, including the address of each Leased Real Property. Blade has made available to Acquiror true, correct and complete copies of the material Contracts pursuant to which Blade or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”), and in the case of any oral Leased Real Property Lease, a written summary of the material terms of such Leased Real Property. Blade or one of its Subsidiaries has a valid and subsisting leasehold estate in all Leased Real Property, and to the knowledge of Blade, there are no material disputes with respect to any material Lease, in each case, subject only to Permitted Liens. With respect to each Lease and except as would not be, individually or in the aggregate, material to Blade or its Subsidiaries, taken as a whole, (i) such Lease is valid, binding and enforceable and in full force and effect against Blade or one of its Subsidiaries and, to Blade’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) no Lease has been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to Acquiror, (iii) neither Blade nor any of its Subsidiaries has received or given any written notice of default or breach under any of the Leases and to the knowledge of Blade, neither Blade nor its Subsidiaries has received oral notice of any default or breach that has not been cured, and (iv) to the knowledge of Blade, there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by Blade or one of its Subsidiaries or, in each case, to Blade’s knowledge, the other party thereto.

(b) Neither Blade nor any of its Subsidiaries is in material default or material violation of, or not in material compliance with, any legal requirements applicable to its occupancy of the Leased Real Property.

(c) Neither Blade nor any of its Subsidiaries owns any land, buildings, or other real property.

Section 4.21 Intellectual Property and IT Security.

(a) Schedule 4.21(a) sets forth a complete and correct list of all registrations or applications for the following that are included in the Blade Intellectual Property: (A) trademarks, (B) patents, (C) copyrights, and (D) internet domain names, specifying as to each item, as applicable, the owner(s) of record, jurisdiction of application or registration, the application or registration number and the date of application or registration (“Registered Intellectual Property”). Excluding any pending applications included in the Registered Intellectual Property, each item of material Registered Intellectual Property is subsisting, valid and, to the knowledge of Blade, enforceable. To the knowledge of Blade, pending applications in the Registered Intellectual Property are subsisting and seek valid and enforceable Intellectual Property. Blade or one of its Subsidiaries (i) solely and exclusively owns all right, title and interest in and to the Owned Intellectual Property and (ii) to the knowledge of Blade, has the contractual right to use pursuant to a valid and enforceable written license all other Intellectual Property used in or necessary for the operation of the respective businesses of Blade and its Subsidiaries, as presently conducted (“Licensed Intellectual Property”), in each case, free and clear of all Liens other than Permitted Liens.

(b) To the knowledge of Blade, neither the execution of this Agreement nor the consummation of the Transactions will result in: (i) the loss or impairment of Blade’s or its Subsidiaries’ right to own or use any of its material Blade Intellectual Property, or (ii) the payment of any additional consideration for Blade’s or its Subsidiaries’ right to own or use any of the Blade Intellectual Property.

(c) There is not, and there has not in the last six (6) years been, any Action pending, threatened or received in writing, by Blade or its Subsidiaries with respect to Blade Intellectual Property, except as would not be expected to be material to Blade or its Subsidiaries. To the knowledge of Blade, neither Blade, nor any of its Subsidiaries nor the conduct of their respective businesses as presently conducted, infringes, misappropriates or otherwise violates, or has, in the past six (6) years, infringed, misappropriated or otherwise violated, any Intellectual Property of any third party. To the knowledge of Blade, no third party is currently infringing, misappropriating, diluting or otherwise violating, or has, in the last six (6) years, infringed, misappropriated, diluted or otherwise violated, any of the Blade Intellectual Property as presently conducted, except as would not be expected to be material to Blade or its Subsidiaries, taken as a whole.

(d) Blade and its Subsidiaries have taken commercially reasonable steps under the circumstances to maintain, preserve, and protect all material Owned Intellectual Property. Each current or former employee, consultant and independent contractor of Blade and its Subsidiaries who has contributed to or participated in the creation of any material Owned Intellectual Property has executed and delivered to Blade or one of its Subsidiaries either a (i) “work-for-hire” agreement under which Blade or one of its Subsidiaries is deemed to be the owner or author of all Intellectual Property rights created or developed by such Person, or (ii) a written assignment by such Person (by way of a present grant of assignment) in favor of Blade or one of its Subsidiaries of all right, title and interest in and to such Intellectual Property, and in case of the foregoing clauses (i) and (ii), that also prohibits such Person, where commercially reasonable or customary, from using or disclosing any Trade Secrets included in the Owned Intellectual Property. To the knowledge of Blade, no Person is in material breach of any such agreement. To the knowledge of Blade, Licensors have maintained, preserved, and protected all Licensed Intellectual Property.

(e) Blade and its Subsidiaries are in possession of the source code and object code for all Software constituting their material Owned Intellectual Property (“Owned Software”). Neither Blade nor its Subsidiaries have incorporated any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses) (“Open Source Code”) into Owned Software, distributed Open Source Code in conjunction with Owned Software or used Open Source Code, in each case in a manner that requires that any of the Owned Software (other than such Open Source Code) to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or minimal charge.

(f) Blade and its Subsidiaries have taken commercially reasonable efforts consistent with industry standards for companies of Blade’s size that are designed to (i) protect the confidentiality, integrity and security of the IT Systems from any unauthorized use, access, interruption, or modification, and (ii) ensure that all IT Systems (A) operate and run in a reasonable and efficient business manner in all material respects, and (B) free from any virus, malware or programming, or design error or corruption of material defect. The IT Systems are sufficient for the current needs of Blade and its Subsidiaries in all material respects. Blade and its Subsidiaries have implemented and maintained commercially reasonable disaster recovery and business continuity plans, procedures, and facilities, acted in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis.

(g) To the knowledge of Blade, Blade and its Subsidiaries are, and at all times since January 1, 2018, have been, in compliance with all Data Security Requirements in all material respects. Blade and its Subsidiaries have in place, maintain, and enforce commercially reasonable policies, procedures, and rules regarding data privacy, protection, and security as required by all Data Security Requirements. To the knowledge of Blade, since January 1, 2018, neither Blade nor any of its Subsidiaries have experienced any incident in which Personal Information or Trade Secret was stolen or improperly accessed, used, processed, transferred, disclosed, destroyed, lost, or otherwise compromised, and neither Blade nor any of its Subsidiaries have received any written complaints from any Person with respect thereto, except as would not be expected to have a Company Material Adverse Effect.

Section 4.22 Environmental Matters. Except, in each case, as would not be material to Blade and its Subsidiaries, taken as a whole:

(a) Blade and its Subsidiaries are, and since January 1, 2018, have been, in compliance in all material respects with all Environmental Laws, which includes and has included obtaining, maintaining in good standing and complying in all material respects with all Permits required under Environmental Laws (“Environmental Permits”).

(b) There are no Actions or notices of violation pending against or, to the knowledge of Blade, threatened in writing against Blade or any of its Subsidiaries alleging, and Blade and its Subsidiaries have not received any written notice, report or other information regarding, any material violations of or material liability under any Environmental Law or any material violations or material liability concerning any Hazardous Materials, nor is there any basis for any such claims or notices. There are no Actions pending or, to the knowledge of Blade, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the knowledge of Blade, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(c) Neither Blade nor its Subsidiaries is the subject of any outstanding Governmental Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. Blade has not assumed, contractually or by operation of Law, any Liabilities, or obligations under any Environmental Laws. No Action has been made or is pending, or to the knowledge of Blade, threatened against Blade or its Subsidiaries or any assets of Blade or its Subsidiaries alleging either or both that Blade or its Subsidiaries may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) Blade has not manufactured, treated, stored, disposed of, arranged for, or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of Blade, or any property currently or formerly owned, operated, or leased by Blade or any property to which Blade arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in Blade or any of its Subsidiaries incurring any material environmental Liabilities.

Section 4.23  Absence of Changes. From and after the date of the most recent Audited Financial Statement, Blade and its Subsidiaries have (a) conducted its business only in the ordinary course of business consistent with past practice and (b) not been subject to a Company Material Adverse Effect that is continuing.

Section 4.24  Brokers’ Fees. Other than as set forth on Schedule 4.24, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Blade, any of its Subsidiaries or any its Affiliates.

Section 4.25  Related Party Transactions. Except for the Contracts set forth on Schedule 4.25, there are no Contracts between Blade or any of its Subsidiaries, on the one hand, and any Affiliate, officer, director or holder of Equity Securities of Blade or any of its Subsidiaries or, to Blade’s knowledge, any Affiliate or family member of any of the foregoing (each of the foregoing, a “Related Person”), on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by Blade or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), and (c) amounts paid pursuant to Blade Benefit Plans and Foreign Plans listed on Schedule 4.14(a).

Section 4.26  Proxy Statement / Prospectus; Information Provided. None of the information supplied or to be supplied by Blade, or by any other Person acting on behalf of Blade, in writing specifically for inclusion in (a) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange in connection with the Transactions or the transactions contemplated by the Transaction Agreements, (b) the Proxy Statement / Prospectus, (c) the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing or (d) the mailings or other distributions to the Acquiror’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Blade does not make any representations or warranties as to the information contained in or omitted from any such document identified in (a) through (c) (i) that is modified in any material respect by Acquiror or any of its Affiliates or Representatives without Blade’s prior written approval which is misleading by virtue of such modification or (ii) in reliance upon and in conformity with information furnished in writing by or on behalf of Acquiror or any of its Affiliates specifically for inclusion in any such document which is misleading by virtue of such reliance and conformity. All financial projections with respect to Blade or its Subsidiaries that were delivered by or on behalf of Blade or its Representatives were prepared in good faith using assumptions that Blade believes to be reasonable. The Proxy Statement / Prospectus, insofar as it relates to information supplied by or on behalf of Blade related to Blade or its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 4.27 International Trade; Anti-Corruption.

(a) Neither Blade nor any of its Subsidiaries, nor, to the knowledge of Blade, any of its officers, directors or employees, nor any agents or other third-party representatives acting on behalf of Blade or any of its Subsidiaries, is currently, or has been in the last five years been: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”).

(b) Neither Blade nor any of its Subsidiaries, nor, to the knowledge of Blade, any of its officers, directors or employees, nor any agents or other third-party representatives acting on behalf of Blade or any of its Subsidiaries, has in the last five years made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws.

(c) In the past five years, neither Blade nor any of its Subsidiaries has: (i) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. Blade and its Subsidiaries have maintained and enforced policies, procedures and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls.

Section 4.28  Top Vendors. Schedule 4.28 lists, by dollar volume paid, for each of (a) the twelve (12) months ended on December 31, 2020, and (b) the period from January 1, 2021 through June 30, 2021, the ten (10) largest suppliers of goods or services to Blade and its Subsidiaries, taken as a whole (the “Top Vendors”), along with the amounts of such dollar volumes. No Top Vendor has, within the last twelve (12) months, (i) cancelled or otherwise terminated, or has given Blade written notice of its intention to cancel or otherwise terminate, any material relationships of such Person with Blade or any of its Subsidiaries or (ii) decreased materially or, to the knowledge of Blade, threatened in writing to stop, decrease or limit materially, or modify materially its material relationships with Blade or its Subsidiaries or to stop, decrease or limit materially its provision of products or services to Blade or any of its Subsidiaries. Neither Blade nor any of its Subsidiaries has, within the past two (2) years, been engaged in any material dispute with any Top Vendor.

Section 4.29 Investment Company Act. Neither Blade nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualify (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each Acquiror Party represents and warrants to Blade as follows:

Section 5.01  Corporate Organization. As of the date hereof, the Acquiror is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. As of the Closing Date, after giving effect to the Conversion, the Acquiror is a company duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Each Acquiror Party has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except (other than with respect to each Acquiror Party’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. Copies of the Organizational Documents of each of the Acquiror Parties previously delivered by Acquiror to Blade are true, correct, and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective Organizational Documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.02  Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Acquiror Shareholder Approval and the Merger Sub Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the board of directors or equivalent governing body of each of the Acquiror Parties and, except for the Acquiror Shareholder Approval and the Merger Sub Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder or the consummation of the Transactions. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party has or will be when executed, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party will constitute when executed, a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Acquiror Board, by resolutions duly and unanimously adopted at a meeting duly called and held or by action by unanimous written consent in accordance with its Organizational Documents, has: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror and Acquiror’s shareholders, (ii) approved this Agreement and the Transactions, (iii) resolved to recommend to Acquiror’s shareholders the approval of each of the Acquiror Shareholder Matters, and (iv) determined that the fair market value of Blade is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof.

(c) The board of directors of Merger Sub, by resolutions duly and unanimously adopted at a meeting duly called and held or by action by unanimous written consent in accordance with its Organizational Documents, has: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and its stockholder, (ii) approved this Agreement and the Transactions and (iii) resolved to recommend to its stockholder the adoption of this Agreement and the approval of the Transaction Agreements and the transactions contemplated hereby and thereby.

(d) Within one (1) Business Day after the date of this Agreement, the sole stockholder of Merger Sub, by resolutions duly adopted at a meeting duly called and held or by action by written consent in accordance with Merger Sub’s Organizational Documents, shall have (i) determined that this Agreement and the Merger and the other Transactions are advisable, fair to, and in the best interests of, Merger Sub and such sole stockholder, and (ii) adopted and approved this Agreement and the Merger and the other Transactions in accordance with the DGCL (the “Merger Sub Stockholder Approval”).

(e) Assuming that a quorum (as determined pursuant to the Acquiror Organizational Documents) is present at the Special Meeting:

(i) each of the Conversion Proposal and the Charter Proposal shall require approval by an affirmative vote of the holders of at least two-thirds (2/3rds) of the outstanding Acquiror Ordinary Shares entitled to vote thereupon (as determined pursuant to the Acquiror Organizational Documents) who attend (in person or by proxy) and vote at the Special Meeting; and

(ii) each of the Business Combination Proposal, Nasdaq Proposal, Equity Incentive Plan Proposal and Director Election Proposal shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Ordinary Shares entitled to vote thereupon (as determined pursuant to the Acquiror Organizational Documents) who attend (in person or by proxy) and vote at the Special Meeting.

(f) The foregoing votes are the only votes of any holder of Acquiror Equity Securities necessary in connection with the Acquiror Parties’ entry into this Agreement and the consummation of the Transactions (other than any proposals contemplated by clauses (g) through (i) in the definition of Acquiror Shareholder Matters).

Section 5.03 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Acquiror Shareholder Approval, the consummation of the Transactions and the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any Organizational Documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which any Acquiror Party is a party or by which any of its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.04 Litigation and Proceedings. There is no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, which, if determined adversely, could, individually or in the aggregate, have an Acquiror Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. The business of each of the Acquiror Parties has been conducted in all material respects in accordance with all applicable Laws. No Acquiror Party has received any written notice of any violation of Law.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Blade contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery and performance of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the Transactions or the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing of the (i) Certificate of Merger and (ii) the Acquiror Charter, each in accordance with the DGCL, (c) in connection with the Conversion, the applicable filings, requirements and approvals of the Registrar of Companies in the Cayman Islands, (d) the filing with the SEC of (i) the Registration Statement and the Proxy Statement / Prospectus and the declaration of the effectiveness of the Registration Statement by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (e) such filings with and approval of Nasdaq to permit the Acquiror Common Stock to be listed on Nasdaq and issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, (f) the Acquiror Shareholder Approval, or (g) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.06 Trust Account. As of the date hereof, there is at least $230,000,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of January 25, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus, dated as of January 25, 2021, and filed with the SEC (File No. 333-251834) on January 27, 2021 (the “IPO Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid, and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended, or supplemented or modified, in any respect, and to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by Acquiror to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Ordinary Shares sold in Acquiror’s initial public offering (the “IPO”) who shall have elected to redeem their shares of Acquiror Ordinary Shares pursuant to the Acquiror Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Assuming the accuracy of the representations and warranties of Blade contained herein and the compliance by Blade with its obligations hereunder, no Acquiror Party has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. There are no Actions pending with respect to the Trust Account. Since January 25, 2021, Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Effective Time, no stockholder of Acquiror (other than the underwriters of the IPO or Governmental Authorities for Taxes) shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Ordinary Shares for redemption pursuant to the Acquiror Shareholder Redemption (or in connection with an extension of Acquiror’s deadline to consummate a Business Combination).

Section 5.07 Brokers’ Fees. Other than as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including Sponsor.

Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Proxy Statement / Prospectus, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except in each case for any changes (including any required restatements of the Acquiror’s financial statements and notes thereto or the SEC Reports) to the Acquiror’s historical accounting of the Acquiror Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC (the “SEC April Warrant Statement”). Except for any changes (including any required restatements of the Acquiror’s financial statements and notes thereto or the SEC Reports) to the Acquiror’s historical accounting of the Acquiror Warrants as equity rather than as liabilities that may be required as a result of the SEC April Warrant Statement, the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets, and liabilities of Acquiror in all material respects.

(d) There is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror, or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

(e) To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.09 Business Activities.

(a) Since its inception, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or incidental thereto. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Material Adverse Effect. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which Merger Sub is a party and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Acquiror owns all of the issued and outstanding Equity Securities of Merger Sub.

(b) Except for Merger Sub, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations, or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby or with respect to advisors and consultants in connection with the Transactions (including any agreements permitted by Section 7.02 or as set forth on Schedule 5.09(c)), no Acquiror Party is and at no time has been, party to any Contract with any Person that would require payments by any Acquiror Party in excess of $200,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.01(a)) and Contracts set forth on Schedule 5.09(c)).

(d) As of the date hereof, there is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities, debts or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of June 30, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of June 30, 2021 in the ordinary course of the operation of business of Acquiror, (iii) arising under this Agreement or the performance by an Acquiror Party of its obligations hereunder, including the Acquiror Transaction Expenses, or (iv) that would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.10 Taxes.

(a) All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by Acquiror and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since June 30, 2021, neither Acquiror nor its Subsidiaries has incurred any material Tax liability outside the ordinary course of business.

(c) Acquiror and each of its Subsidiaries have (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither Acquiror nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither Acquiror nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against Acquiror or its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e) Neither Acquiror nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two years prior to the date of this Agreement.

(f) Neither Acquiror nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(g) At all times since their formation, Acquiror and Merger Sub have been properly treated as corporations for U.S. federal and applicable state and local income Tax purposes and have not elected any alternative treatment.

(h) There are no Liens with respect to Taxes on any of the assets of Acquiror or any of its Subsidiaries, other than Liens for Taxes not yet due and payable. Acquiror has not entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(i) Neither Acquiror nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group for which Acquiror is the common parent, or (ii) has any material liability for or in respect of the Taxes of any Person (A) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (B) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for (x) liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes and (y) agreements solely among the Acquiror Parties).

(j) Neither Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for (x) liabilities pursuant to customary commercial contracts not primarily relating to Taxes and (y) agreements solely among the Acquiror Parties).

(k) As of the date hereof, Acquiror has not taken any action (nor caused any action to be taken), and is not aware of any fact or circumstance, that, individually or in the aggregate, would reasonably be expected to prevent the Merger from qualifying for the Intended Income Tax Treatment.

Section 5.11 Capitalization.

(a) As of the date of this Agreement and without taking into effect the PIPE Investment, the authorized share capital of Acquiror is $55,500 consisting of (i) 500,000,000 Acquiror Class A Ordinary Shares, (ii) 50,000,000 Acquiror Class B Ordinary Shares, and (iii) 5,000,000 preference shares, par value $0.0001 per share (“Acquiror Preferred Shares”), of which (A) 23,000,000 Acquiror Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, (B) 5,750,000 Acquiror Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (C) no Acquiror Preferred Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Ordinary Shares (I) have been duly authorized and validly issued and are fully paid and non-assessable, (II) were issued in compliance in all material respects with applicable Law, and (III) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, Acquiror has issued 17,500,000 Acquiror Warrants that entitle the holders thereof to purchase Acquiror Class A Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All outstanding Acquiror Warrants (x) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to the Enforceability Exceptions, (y) have been offered, sold and issued in compliance in all material respects with (I) applicable Law, including applicable Securities Laws, and (II) all requirements set forth in (1) the Acquiror Organizational Documents and (2) any other applicable Contracts governing the issuance of such securities and (z) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Acquiror Organizational Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, or as set forth in Section 5.11(a), as of the date hereof, there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s shareholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to the Equity Securities of Acquiror.

(c) Other than Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d) The Merger Consideration, when issued in accordance with the terms hereof, shall be (i) duly authorized and validly issued, fully paid and non-assessable, (ii) issued in compliance in all material respects with (I) all applicable Laws, including all applicable Securities Laws, and (II) all requirements set forth in (A) the Acquiror Organizational Documents, the Acquiror Charter and the Acquiror Bylaws and (B) any other applicable Contracts governing the issuance of such securities and (iii) not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Acquiror Organizational Documents, the Acquiror Charter, the Acquiror Bylaws, or any Contract to which Acquiror is a party or otherwise bound, in each case, subject to receipt of the Acquiror Shareholder Approval.

Section 5.12 Nasdaq Stock Market Listing. The issued and outstanding Acquiror Units, comprised of one share of Acquiror Class A Ordinary Share and one-half of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “BIOTU”. The issued and outstanding shares of Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BIOT”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BIOTW”. The parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Acquiror Common Stock and the warrants to acquire Acquiror Common Stock. As of the date of this Agreement, Acquiror is in compliance in all material respects with the applicable Nasdaq corporate governance requirements for continued listing of the Acquiror Class A Ordinary Shares and Acquiror Warrants. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares, the Acquiror Units, or Acquiror Warrants on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares, the Acquiror Units or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Ordinary Shares, the Acquiror Units or Acquiror Warrants from Nasdaq or deregistering of the Acquiror Class A Ordinary Shares, the Acquiror Units or Acquiror Warrants with the SEC.

Section 5.13 PIPE Investment. The Acquiror has executed Subscription Agreements between the Acquiror and certain investors (the “PIPE Investors”), providing for an aggregate investment by the PIPE Investors of Twenty-Four Million Three Hundred Thousand U.S. Dollars ($24,300,000) (the “PIPE Investment Amount”) for the purchase of Two Million Four Hundred Thirty Thousand (2,430,000) shares of Acquiror Common Stock (the “PIPE Shares”) in connection with a private placement in the Acquiror to be consummated immediately prior to the Closing (the “PIPE Investment”). True and complete original or signed copies of each of the Subscription Agreements have been delivered to Blade on or prior to the date hereof. Each of the Subscription Agreements (a) have been duly authorized, executed and delivered by the Acquiror, (b) are in full force and effect and have not been withdrawn, terminated or otherwise amended or modified (and no such withdrawal, termination, amendment or modification is contemplated by Acquiror) and (c) constitute a legal, valid and binding obligation of the Acquiror, enforceable against the Acquiror, and, to the knowledge of the Acquiror, the other parties thereto, in accordance with their terms, subject to the Enforceability Exceptions. The Subscription Agreements provide that Blade is a third party beneficiary thereof. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement or the purchase by such PIPE Investor of securities of Acquiror, that would reasonably be expected to affect the obligation of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, subject to the accuracy of each of the representations and warranties made by Blade herein and its compliance with the terms of this Agreement, Acquiror has no knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreements not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement and the Transaction Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein. No fees, consideration (other than Acquiror Common Stock issued in connection with the PIPE Investment) or other discounts are payable or have been agreed by Acquiror (including, from and after the Closing, Blade) to any PIPE Investor in respect of its portion of the PIPE Investment.

Section 5.14 Related Party Transactions. Except as described in the SEC Reports, there are no transactions, Contracts, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, equity holder, warrant holder or Affiliate of any Acquiror Party.

Section 5.15 Proxy Statement / Prospectus. None of the information relating to the Acquiror Parties supplied or to be supplied by any Acquiror Party, or by any other Person acting on behalf of any Acquiror Party, in writing specifically for inclusion in (a) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange in connection with the Transactions or the transactions contemplated by the Transaction Agreements, (b) the Proxy Statement / Prospectus, (c) the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing or (d) the mailings or other distributions to the Acquiror’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from any such document identified in (a) through (c) (i) that is modified in any material respect by Blade or any of its Subsidiaries or Representatives without the Acquiror’s prior written approval which is misleading by virtue of such modification or (ii) in reliance upon and in conformity with information furnished in writing by or on behalf of Blade or any of its Subsidiaries specifically for inclusion in any such document which is misleading by virtue of such reliance and conformity. The Proxy Statement / Prospectus, insofar as it relates to information supplied by or on behalf of any Acquiror Party related to such Acquiror Party for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 5.16 Absence of Changes. From and after the consummation of the IPO, (a) there has not been any event or occurrence that has resulted in, or would reasonably be expected to result in, individually or in the aggregate, an Acquiror Material Adverse Effect and (b) the Acquiror Parties have conducted their business and operated their properties in the ordinary course of business.

Section 5.17 Indebtedness. As of the date of this Agreement, no Acquiror Party has any Indebtedness for borrowed money.

Section 5.18 Sponsor Agreement. Acquiror has delivered to Blade a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto (in each case, subject to the Enforceability Exceptions) and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a material default or breach on the part of Acquiror or, to Acquiror’s knowledge, any other party thereto under any material term or condition of the Sponsor Agreement.

Section 5.19  Employees. No Acquiror Party has, or ever has had, any employees. Other than any officers as described in the SEC Reports, no Acquiror Party has employees on their payroll, and no Acquiror Party has retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any officer or director. No Acquiror Party has ever maintained, sponsored, or contributed to any employee benefit plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (a) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any Person who is or has been an employee of or independent contractor to any Acquiror Party (other than fees paid to consultants, advisors, placement agents or underwriters engaged by Acquiror in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such Person or (b) result in forgiveness of indebtedness with respect to any employee of any Acquiror Party.

Section 5.20 Insurance. Except for directors’ and officers’ liability insurance, none of the Acquiror Parties maintains any insurance policies.

Section 5.21 Intellectual Property. No Acquiror Party owns, licenses or otherwise has any material right, title or interest in any Intellectual Property. No Acquiror Party is or has at any time infringed, misappropriated or violated any Intellectual Property of any other Person.

Section 5.22 Title to Property. No Acquiror Party owns or leases any real property or personal property. There are no options or other contracts under which any Acquiror Party has a right or obligation to acquire or lease any interest in real property or personal property.

Section 5.23 Investment Company Act. No Acquiror Party is required to register as an “investment company” under (and within the meaning of) the Investment Company Act of 1940, as amended.

Article VI
COVENANTS OF BLADE

Section 6.01 Conduct of Business.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), Blade shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement, as set forth on Schedule 6.01, as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), use its commercially reasonable efforts to (i) conduct and operate its business in the ordinary course of business in all material respects, (ii) maintain its existing relations and goodwill with customers, suppliers, joint venture partners, distributors and creditors of Blade and its Subsidiaries in all material respects, (iii) comply with all Laws applicable to Blade and its businesses, assets and employees and (iv) preserve intact, in all material respects, its business organizations and relationships with its directors and officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice. Without limiting the generality of the foregoing, except as required by this Agreement or any Transaction Agreement, as set forth on Schedule 6.01, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), Blade agrees that it shall not, and shall cause its Subsidiaries not to, during the Interim Period:

(i) change or amend its certificate of incorporation, bylaws or other Organizational Documents;

(ii) other than in the ordinary course of business, (A) terminate (other than expiration in accordance with its terms), or waive or assign any material right under any Material Contract or (B) enter into any Contract that, if existing on the date hereof, would be a Material Contract;

(iii) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien, restrictions imposed by Blade’s or its Subsidiaries’ Organizational Documents and restrictions imposed by applicable Securities Laws) on, any Equity Securities of Blade or any of its Subsidiaries or rights to acquire Equity Securities of Blade or its Subsidiaries, in each case, other than (A) Equity Securities issued in connection with the Blade Preferred Stock Conversion, the ATXCo Earnout Settlement, or upon exercise or conversion of a Blade Option, Blade Warrant or Blade Note, (B) Blade Options granted (x) to Blade Employees in the ordinary course of business and/or (y) in connection with new hires and promotions of Blade Employees (other than Key Employees) consistent with past practice;

(iv) sell, assign, transfer, convey, lease, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of Blade and its Subsidiaries, other than (A) the expiration of Owned Intellectual Property in accordance with the applicable statutory term or abandonment of Owned Intellectual Property registrations or applications in the ordinary course of business, (B) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course consistent with past practices, (C) the sale or provision of goods or services to customers in the ordinary course of business, (D) transactions among Blade and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries or (E) dispositions of obsolete or worthless equipment;

(v) disclose to any Person any Trade Secrets or any source code constituting Owned Intellectual Property (in each case, other than to Acquiror or its Representatives, or pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the Transaction);

(vi) (A) cancel or compromise any claim or Indebtedness owed to Blade or any of its Subsidiaries, (B) waive, release, assign, settle or compromise any pending or threatened Action (including Transaction Litigation), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Blade or its Affiliates) not in excess of $250,000 (individually or in the aggregate) or (C) agree to modify in any respect materially adverse to Blade and its Subsidiaries any confidentiality or similar Contract to which Blade or any of its Subsidiaries are a party;

(vii) except as otherwise required by the terms of any Blade Benefit Plans or Foreign Plans and as in effect on the date hereof or adopted not in contravention of this Agreement, (A) increase the wages, salaries, compensation or bonus opportunity of its employees, other than increases not in excess of five percent (5%) made in the ordinary course of business, consistent with past practice, (B) hire or terminate the employment of any Key Employee, other than terminations of employment for cause or due to death or disability or (C) establish, adopt, enter into, amend or terminate in any material respect any material Blade Benefit Plan or Foreign Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Blade Benefit Plan or Foreign Plan if it were in existence as of the date of this Agreement, other than in the ordinary course of business (and other than an employment offer letter that does not contain severance in excess of that which is required by applicable Law and/or a transaction or retention payment);

(viii) implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that could implicate the WARN Act;

(ix) (A) negotiate, modify, extend, or enter into any CBA or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for Blade Employees;

(x) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any individual who is a Key Employee as of the date hereof in connection with the termination of services thereof;

(xi) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, that would be material to Blade and its Subsidiaries, taken as a whole, and other than in the ordinary course of business;

(xii) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of Blade or any of its Subsidiaries for expenses not to exceed $100,000 individually or $500,000 in the aggregate, (B) prepayments and deposits paid to suppliers of Blade or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of Blade or any of its Subsidiaries in the ordinary course of business, and (D) loans or advances among Blade and its wholly-owned Subsidiaries or among any of such wholly-owned Subsidiaries;

(xiii) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of Blade or any of its Subsidiaries, except (A) for the acquisition by Blade or any of its Subsidiaries of any Equity Securities of Blade or its Subsidiaries in connection with the forfeiture, cancellation, exercise or conversion of such interests (including the withholding of shares to satisfy net settlement or Tax obligations with respect to Blade Options or Blade Warrants), (B) for transactions between Blade and a wholly-owned Subsidiary of Blade or between wholly-owned Subsidiaries of Blade and (C) in connection with the Blade Warrant Settlement, the Blade Note Settlement or the Blade Preferred Stock Conversion;

(xiv) pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of the Equity Interests of Blade or any of its Subsidiaries, other than (A) distributions of cash in lieu of fractional Equity Securities issued upon exercise or conversion of a Blade Option, Blade Warrant or Blade Note and (B) payment of the cash portion of the Phase 2 Consideration pursuant to the ATXCo Merger Agreement (in the case of this sub-clause (B), not to exceed $110,000);

(xv) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of Blade or any of its Subsidiaries, except (A) for any such transaction by a wholly-owned Subsidiary of Blade that remains a wholly-owned Subsidiary of Blade after consummation of such transaction and (B) in connection with the Blade Warrant Settlement, the ATXCo Earnout Settlement, the Blade Note Settlement or the Blade Preferred Stock Conversion;

(xvi) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(xvii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Blade or any of its Subsidiaries (other than the Transactions);

(xviii) other than in the ordinary course of business, (A) make, change or revoke any material Tax election in a manner inconsistent with past practice, (B) adopt, change or revoke any accounting method with respect to material Taxes, (C) file or amend any material Tax Return in a manner inconsistent with past practice, (D) prosecute, settle or compromise any material Tax liability or any Action, audit or other similar proceeding related to material Taxes, (E) enter into any closing agreement with respect to any material Tax, (F) surrender any right to claim a refund of material Taxes, (G) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or (H) enter into any material Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than (x) any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes and (y) agreements solely Blade and its Subsidiaries), in each case with respect to each item in this clause (xviii), to the extent such action would have a material and adverse impact on Acquiror or Blade or any of its Subsidiaries;

(xix) (A) incur, create or assume, or otherwise become liable for any Indebtedness (directly, contingently or otherwise), (B) modify the terms of any Indebtedness (other than in connection with the Blade Note Settlement), (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations, Indebtedness or Liability of any Person for Indebtedness, in each case of (A), (B), and (C), other than (1) Indebtedness in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more favorable to Blade or its applicable Subsidiary than the Indebtedness being replaced, (2) any Indebtedness, Liability or obligation of any Person not in excess of $250,000 individually or $500,000 in the aggregate, (3) Indebtedness incurred between Blade and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries and (4) guarantees of Indebtedness of a wholly-owned Subsidiary of Blade otherwise incurred in compliance with this Section 6.01(a)(xix);

(xx) fail to maintain in full force and effect material insurance policies covering Blade and its Subsidiaries and their respective properties, assets and businesses in a form and amount substantially similar to that which is currently in effect;

(xxi) enter into any Contract or amend in any material respect any existing Contract with any Pre-Closing Holders, any Person that is an Affiliate of any Pre-Closing Holders, or an Affiliate of Blade or its Subsidiaries (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of Blade or its Subsidiaries in their capacity as an officer or director);

(xxii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice other than as may be required by GAAP;

(xxiii) establish any Subsidiary or enter into any new line of business;

(xxiv) make any capital expenditures in excess of $250,000 (individually for any project (or set of related projects)) or $500,000 in the aggregate, except as expressly set forth in a budget that has been provided to the Acquiror prior to the date hereof;

(xxv) enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of Blade or its Subsidiaries (other than the Blade Voting Agreements);

(xxvi) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than (A) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (B) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (A) and this clause (B) any loans made by Blade or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), and (C) amounts paid pursuant to Blade Benefit Plans or Foreign Plans); or

(xxvii) enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(a)(i) through Section 6.01(a)(xxvi).

(b) Notwithstanding anything in this Agreement to the contrary, nothing shall give any Acquiror Party, directly or indirectly, the right to control or direct the operations of Blade or any of its Subsidiaries.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Blade or any of its Subsidiaries by third parties that may be in Blade’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law, or (c) in the opinion of legal counsel of Blade would result in the loss of attorney-client privilege or other privilege from disclosure, Blade shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period and with reasonable advance written notice, in such manner as to not interfere with the normal operation of Blade and its Subsidiaries, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Blade and its Subsidiaries, and shall use its and their commercially reasonably efforts to furnish such Representatives with all financial and operating data (including internal working papers) and other information concerning the affairs of Blade and its Subsidiaries that are in the possession of Blade or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of Blade or its Subsidiaries without the prior written consent of Blade; and provided, further, that such access shall not be required to the extent Blade reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of Blade or its Subsidiaries (provided, however, that Blade shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure). All information obtained by Acquiror, and its Representatives under this Agreement shall be subject to the Confidentiality Agreement and Section 8.05.

Section 6.03 No Claim Against the Trust Account. Blade, on behalf of itself and the Pre-Closing Holders and its other Affiliates, represents and warrants that it has read the IPO Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by Acquiror’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the IPO Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Shareholders if they elect to redeem their Acquiror shares in connection with the consummation of Acquiror’s initial Business Combination or in connection with an extension of Acquiror’s deadline to consummate a Business Combination; (b) to the Public Shareholders if Acquiror fails to consummate a Business Combination within 24 months after the closing of the IPO, subject to extension by an amendment to the Acquiror Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes and up to $100,000 in liquidation expenses, or (d) to Acquiror after or concurrently with the consummation of a Business Combination. For and in consideration of Acquiror entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Blade, on behalf of itself and the Pre-Closing Holders and its other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, neither Blade, nor any of the Pre-Closing Holders or its other Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and Blade, the Pre-Closing Holders and their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Blade, on behalf of itself and the Pre-Closing Holders and its other Affiliates (solely in their capacity as Pre-Closing Holders and/or Affiliates of Blade), (i) hereby irrevocably waive any Released Claims that Blade, the Pre-Closing Holders and Blade’s other Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever to the extent arising out of the Released Claims (including for an alleged breach of this Agreement or any other agreement with Acquiror or its Affiliates), (ii) agree and acknowledge that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied upon by Acquiror to induce Acquiror to enter into this Agreement, and (iii) intend and understand such waiver to be valid, binding and enforceable against Blade, the Pre-Closing Holders and Blade’s other Affiliates (solely in their capacity as Pre-Closing Holders and/or Affiliates of Blade) under applicable Law. To the extent Blade, the Pre-Closing Holders and Blade’s other Affiliates (solely in their capacity as Pre-Closing Holders and/or Affiliates of Blade) commence any Action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, Blade, on behalf of itself and the Pre-Closing Holders and its other Affiliates, hereby acknowledges and agrees that Blade, the Pre-Closing Holders and Blade’s other Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Persons (or any Person claiming on any of their behaves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that Blade or any of its Affiliates (solely in their capacity as Pre-Closing Holders and/or Affiliates of Blade) commences Action based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom), whether in the form of money damages or injunctive relief, Acquiror and its Representatives, as applicable, shall be entitled to recover from Blade and its Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Acquiror or its Representatives, as applicable, prevails in such Action This Section 6.03 shall survive the termination of this Agreement for any reason and continue indefinitely.

Section 6.04 Proxy Statement / Prospectus.

(a) As promptly as reasonably practicable following the date of this Agreement, Blade shall deliver to Acquiror the audited consolidated balance sheets of Blade and its Subsidiaries as at December 31, 2020 and December 31, 2019, and the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards, together with the auditor’s reports thereon (the “Blade Final Audited Financial Statements”). Blade shall use its reasonable best efforts to deliver to Acquiror, as soon as reasonably practicable following the date of this Agreement, any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and members’ deficit and cash flows of Blade and its Subsidiaries as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is reasonably required to be included in the Proxy Statement / Prospectus. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and members’ deficit and cash flows of Blade and its Subsidiaries as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Proxy Statement / Prospectus (i) will fairly present in all material respects the financial position of Blade and its Subsidiaries as at the date thereof, and the results of its operations, members’ equity and cash flows for the respective periods then ended (subject, in the case of any interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB, and (iv) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Registration Statement. Blade agrees that it shall be available to, and Blade and its Subsidiaries shall use its reasonable best efforts to make its officers and employees available to, in each case upon reasonable advance notice, Acquiror and its counsel in connection with (A) the drafting of the Registration Statement and the Proxy Statement / Prospectus and (B) responding in a timely manner to comments on the Registration Statement and the Proxy Statement / Prospectus from the SEC. Without limiting the generality of the foregoing, Blade agrees that it shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Registration Statement and the Proxy Statement / Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC). Blade agrees that it shall use its reasonable best efforts to provide the Acquiror with such information concerning Blade and its Subsidiaries, stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be reasonably required or appropriate for inclusion in the Registration Statement and the Proxy Statement / Prospectus, or in any amendments or supplements thereto, which information provided by Blade shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) From and after the date on which the Proxy Statement / Prospectus is mailed to Acquiror’s shareholders, Blade agrees that it will give Acquiror prompt written notice of any action taken or not taken by Blade or its Subsidiaries or of any development regarding Blade or its Subsidiaries, in any such case which is or becomes known by Blade, that would cause the Proxy Statement / Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and Blade shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement / Prospectus, such that the Proxy Statement / Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.04(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Blade, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.05 Blade Approvals. Upon the terms set forth in this Agreement, Blade shall, at its option, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than seventy-two (72) hours after such effectiveness (a) seek to obtain the Required Blade Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) or (b) if Blade determines that it is not able to obtain the Written Consent, Blade shall call and hold a meeting of its stockholders in order to seek to obtain the Required Blade Stockholder Approval, and Blade shall use its reasonable best efforts to take all other actions necessary or advisable to secure the Required Blade Stockholder Approval, including enforcing the Blade Voting Agreements. Blade will not fail to make, amend, change, withdraw, modify, withhold or qualify the Blade Board Recommendation.

Section 6.06 No Acquiror Common Stock Transactions. Blade acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material nonpublic information, will be advised, of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. Blade hereby agrees that, while it is in possession of such material nonpublic information, it shall not, and it will cause its Subsidiaries and direct its directors, officers and its and their respective Affiliates not to, purchase or sell any securities of Acquiror (other than engaging in the Transactions), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Article VII
COVENANTS OF ACQUIROR

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Acquiror shall, and shall cause the Surviving Entities to, indemnify and hold harmless each present and former director, manager and officer of Blade, each Acquiror Party and each of their respective Subsidiaries (each such Person a “D&O Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Blade, such Acquiror Party or its Subsidiaries would have been permitted under applicable Law and their respective Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Party (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entities and each of their respective Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in their respective Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Organizational Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) Acquiror shall or shall cause one or more of its Subsidiaries to purchase, at or prior to the Closing, and Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect for a period of six years from the Effective Time, one or more policies of directors’ and officers’ liability insurance covering those Persons who are currently directors or officers of Blade or Acquiror or otherwise currently covered by Blade’s, Acquiror’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which with respect to Blade have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to (but at its election it may) pay an aggregate premium for any such insurance policy in excess of 300% of the annual premium payable by Blade or the Acquiror, as applicable, for its current insurance policy covering the year ending December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Entities and all successors and assigns of Acquiror and the Surviving Entities. If Acquiror or the Surviving Entities or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Entities, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to Blade and Acquiror with the post-Closing directors and officers of the Surviving Entities, which indemnification agreements shall continue to be effective following the Closing.

(e) The Parties acknowledge and agree that the D&O Indemnified Parties shall be intended third party beneficiaries of this Section 7.01.

Section 7.02  Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02(a), as required by this Agreement or the Transaction Agreements (including the Subscription Agreements), as consented to by Blade in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), Acquiror shall not and shall not permit Merger Sub to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the Organizational Documents of Merger Sub;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror or Merger Sub, (B) split, combine or reclassify any Equity Securities of Acquiror or Merger Sub or (C) other than as required in connection with the Acquiror Shareholder Redemption or as otherwise required by the Acquiror Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror or Merger Sub;

(iii) other than in the ordinary course of business, (A) make, change or revoke any material Tax election in a manner inconsistent with past practice, (B) adopt, change or revoke any accounting method with respect to material Taxes, (C) file or amend any material Tax Return in a manner inconsistent with past practice, (D) prosecute, settle or compromise any material Tax liability or any Action, audit or other similar proceeding related to any material amount of Taxes, (E) enter into any closing agreement with respect to any material Tax, (F) surrender any right to claim a refund of material Taxes, (G) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or (H) enter into any material Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than (x) any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes and (y) agreements solely among the Acquiror Parties), in each case with respect to each item in this clause (iii), to the extent such action would have a material and adverse impact on Acquiror or Blade or any of its Subsidiaries;

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater) other than loans made by the Sponsor or its Affiliate to the Acquiror for working capital purposes to the extent permitted by Section 7.02(a)(vi);

(v) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $500,000; provided, that this Section 7.02(a)(v) will not apply with respect to any Transaction Litigation;

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee provided to Acquiror by Sponsor or its Affiliate and necessary to finance Acquiror’s ordinary course administrative costs and expenses and expenses incurred in support of the consummation of the Merger and the other Transactions (including the PIPE Investment), up to an aggregate amount not to exceed $1,000,000;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities (other than up to $1.5 million in warrants of Acquiror (in form and substance identical to the Acquiror Private Warrants) issued upon conversion of working capital loans in accordance with the IPO Prospectus) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party or (B) enter into any strategic joint ventures, partnerships or alliances with any other Person or make any loan or advance or investment in any third party or initiate the start- up of any new business, non-wholly owned Subsidiary or joint venture;

(ix) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Acquiror or Merger Sub;

(x) hire any employee or adopt or enter into any employee benefit plan;

(xi) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP; or

(xii) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01(a).

(b) Notwithstanding anything in this Section 7.01(a) or this Agreement to the contrary, (i) nothing shall give Blade, directly or indirectly, the right to control or direct the operations of any Acquiror Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Acquiror Party from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses or liabilities prior to the Closing.

(c) During the Interim Period, Acquiror shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, comply with, and continue performing under, as applicable, their respective Organizational Documents, the Trust Agreement, and all other material Contracts to which Acquiror or its Subsidiaries may be a party.

(d) During the Interim Period, Acquiror shall use its commercially reasonable efforts to, and shall instruct its financial advisors to, keep Blade and its advisors reasonably informed with respect to the Conversion and the PIPE Investment, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, Blade or its advisors with respect to such matters.

Section 7.03 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law, or (c) in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), Acquiror shall afford to Blade, its Affiliates and its Representatives reasonable access during the Interim Period and with reasonable advance notice, in such manner as to not interfere with the normal operation of such Acquiror and its Subsidiaries, to all of to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall use its and their commercially reasonably efforts to furnish Blade, its Affiliates and its Representatives with all financial and operating data (including internal working papers) and other information concerning the affairs of Acquiror and its Subsidiaries that are in the possession of Acquiror or its Subsidiaries, in each case as Blade, its Affiliates or its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, that such access shall not be required to the extent Acquiror reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any Representative of Acquiror or its Subsidiaries (provided, however, that Acquiror shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure). All information obtained by Blade, its Affiliates and its Representatives under this Agreement shall be subject to the Confidentiality Agreement and Section 8.05.

Section 7.04  Section 16 Matters. Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of shares of Acquiror Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the No-Action Letter, dated as of January 12, 1999, issued by the SEC regarding such matters.

Section 7.05  Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt, subject to approval of the Equity Incentive Plan Proposal by the shareholders of Acquiror: (a) the Incentive Equity Plan, in the form attached hereto as Exhibit D, providing for the issuance of the number of shares of Acquiror Common Stock set forth therein, with such changes as may be agreed to in writing by Acquiror and Blade (the “Incentive Equity Plan”) and (b) an employee stock purchase plan, in the form attached hereto as Exhibit J, providing for the issuance of the number of shares of Acquiror Common Stock set forth therein, with such changes as may be agreed to in writing by Acquiror and Blade (the “ESPP”), in each case to be effective as of the Closing or as otherwise set forth in the applicable plan document. Within two Business Days following the expiration of the 60 day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and ESPP remain outstanding.

Section 7.06  Conversion. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time (and no later than the day prior to the Closing Date) Acquiror shall cause the Conversion to become effective, including by (a) filing with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Conversion, in form and substance reasonably acceptable to Acquiror, and Blade, together with the Acquiror Certificate of Incorporation, in each case, in accordance with the provisions thereof and applicable Law, (b) adopt the Acquiror Bylaws and (c) complete and make and procure all filings required to be made with the Cayman Registrar in connection with the Conversion. In accordance with applicable Law, the Conversion shall provide that at the effective time of the Conversion, by virtue of the Conversion, and without any action on the part of any holder of Acquiror Securities (other than the Acquiror Shareholder Approval), (i) each of the then issued and outstanding Acquiror Class A Ordinary Shares shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock, (ii) each of the then issued and outstanding Acquiror Class B Ordinary Shares shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock, (iii) each of the then issued and outstanding Acquiror Warrants shall convert automatically into a warrant to acquire an equal number of shares of Acquiror Common Stock and (iv) each of the then issued and outstanding Acquiror Units shall separate automatically into a share of Acquiror Common Stock, on a one-for-one basis, and one-half of one warrant to acquire Acquiror Common Stock.

Section 7.07  PIPE Subscriptions. Unless otherwise approved in writing by Blade (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on Blade or Acquiror, Acquiror shall not (a) reduce the PIPE Investment Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement or (b) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its commercially reasonable efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 7.08  Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.09  Nasdaq Listing. From the date hereof through the Effective Time, Acquiror shall use its commercially reasonable efforts to ensure that Acquiror remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Acquiror Common Stock issuable in the Transactions, and shall obtain approval for the listing of such shares of Acquiror Common Stock and Blade shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.10  Employee Benefits.

(a) Comparability. For a period of 12 months following the Closing Date (or, if shorter, during a Continuing Employee’s period of employment), Acquiror shall, and shall cause the Surviving Blade Entity, to provide each employee of Blade as of immediately prior to the Closing who continues in employment with Acquiror or the Surviving Blade Entity following the Effective Time (each, a “Continuing Employee”) with (i) annual base salary or wages and incentive compensation opportunities (excluding any equity or equity-based incentive compensation) that are no less than the annual base salary, wages and incentive compensation opportunities (excluding any equity or equity-based incentive compensation), respectively, provided to such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits that are not less favorable in the aggregate to such Continuing Employee than those provided to such Continuing Employee immediately prior to the Closing Date.

(b) Service Credit. From and after the Closing, Acquiror shall, and shall cause the Surviving Blade Entity to, give or cause to be given to each Continuing Employee credit for purposes of eligibility to participate, vesting of employer 401(k) plan contributions, level of severance and vacation/paid time off (and for any other purposes as may be required under applicable Law), but not for benefit accrual purposes under any defined benefit pension plan, under each employee benefit plan, program or arrangement established or maintained by Acquiror under which Continuing Employees are eligible to participate on or after the Closing (“New Plan”) to the same extent and for the same purpose as such service with Blade or one of its Subsidiaries or any predecessor thereof was credited on or prior to the Closing under the corresponding Blade Benefit Plan or Foreign Plan, as applicable; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits for the same period of service.

(c) Pre-Existing Conditions/Copayment Credit. With respect to each New Plan that is a group welfare benefit plan in which any Continuing Employee or spouse or dependent thereof may be eligible to participate on or after the Closing, Acquiror shall use commercially reasonable efforts to (i) waive, or cause its Affiliates or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Continuing Employee or spouse or dependent thereof, and any other similar restrictions that would prevent immediate or full participation by such Continuing Employee or eligible spouse or dependent thereof, under such New Plan, to the same extent satisfied or waived under a comparable Blade Benefit Plan or Foreign Plan, as applicable, in which such Continuing Employee participated, and (ii) provide or cause its Affiliates to provide credit to each Continuing Employee or eligible spouse or dependent thereof for any co-payments, deductibles, out-of-pocket expenses and for any lifetime maximums paid by such Continuing Employee or eligible spouse or dependent thereof under the comparable Blade Benefit Plan or Foreign Plan, as applicable, during the relevant plan year up to and including the Closing to the same extent and for the same purpose as credited under such comparable Blade Benefit Plan or Foreign Plan, as applicable, as if such amounts had been paid under such New Plan.

(d) Limitations. Blade and Acquiror acknowledge and agree that all provisions contained in this Section 7.10 are included for their sole benefit, and that nothing contained herein, express or implied, (i) is intended to confer any third-party beneficiary or other rights (including any right to continued employment for any period, to any particular term or condition of employment or to continued receipt of any specific employee benefit), or (ii) shall constitute an establishment, amendment to or any other modification of any New Plan, Blade Benefit Plan, Foreign Plan, or other employee benefit plan, or shall limit the right of Acquiror or any of its Affiliates to amend, terminate or otherwise modify any New Plan, Blade Benefit Plan, Foreign Plan or other employee benefit plan following the Closing Date.

Section 7.11  Trust Account. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate within a specified time period as contained in the Acquiror Organizational Documents will be terminated and Acquiror shall have no obligation whatsoever to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Merger or otherwise, and no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account (other than with respect to an electing Public Stockholder in the Acquiror Shareholder Redemption). At least 72 hours prior to the Effective Time, Acquiror shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account, net of redemptions in the Acquiror Shareholder Redemption, to Acquiror (to be held as available cash for immediate use on the balance sheet of Acquiror, and to be used (a) to pay the Acquiror Transaction Expenses and Blade Transaction Expenses, in each case, which remain unpaid as of the Effective Time, and working capital loans owed to Sponsor or its Affiliate, and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Article VIII
JOINT COVENANTS

Section 8.01  Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX, (ii) obtaining as soon as practicable all material Consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, Blade or their respective Affiliates are required to obtain in order to consummate the Transactions, and (iii) the consummation of the Conversion and the consummation of the PIPE Investment on the terms and subject to the conditions set forth in the Subscription Agreement). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements.

(b) Without limiting the generality of the foregoing, each Party shall (i) make all required filings pursuant to the HSR Act with respect to the Transactions promptly following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Acquiror shall promptly inform Blade of any material communication between any Acquiror Party, on the one hand, and any Governmental Authority, on the other hand, and Blade shall promptly inform Acquiror of any material communication between Blade, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement.

(c) Each Party will (and, to the extent required, shall cause their respective controlled Affiliates to) (i) request early termination of all waiting periods applicable to the Transactions under the HSR Act (to the extent early termination is made available by the relevant Governmental Authorities), and (ii) reasonably cooperate in good faith with Governmental Authorities and undertake promptly any and all reasonable action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all reasonable action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would reasonably be expected to delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger or the other Transactions. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.01 shall obligate any of Acquiror or Blade, or any of their respective Affiliates to, and (other than with the prior written consent of each of Acquiror and Blade) no Party shall, agree to (x) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of Blade or any of its Subsidiaries or any entity or asset of such Party or any of its Affiliates or any other Person or (y) terminate, amend or assign any existing relationships and contractual rights or obligations.

(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, Blade and Acquiror shall (and, to the extent required, shall cause their respective controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary or advisable clearance, approval, Consent, exemption, or authorization under Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions and (ii) reasonably cooperate with each other in the defense of such matters. To the extent not prohibited by Law, Blade shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to Blade, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each Party shall permit counsel to the other Parties an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the Parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Parties. To the extent not prohibited by Law, Blade agrees to provide Acquiror and its counsel, and Acquiror agrees to provide Blade and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

(e) During the Interim Period, Acquiror, on the one hand, and Blade, on the other hand, shall each notify each other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, the Transactions, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of Blade, Blade or its Subsidiaries or any of its Representatives (in their capacity as a representative of Blade or its Subsidiaries). Acquiror and Blade shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at their own respective cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the others’ advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other with respect to any such Transaction Litigation. Notwithstanding the foregoing, Acquiror shall, subject to and without limiting the covenants and agreements, and the rights of Blade, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall Acquiror settle or compromise any Transaction Litigation without the prior written consent of Blade (not to be unreasonably withheld, conditioned or delayed). Without limiting the generality of the foregoing, in no event shall Blade, any of its Subsidiaries or any of its Representatives settle or compromise any Transaction Litigation without Acquiror’s prior written consent.

Section 8.02  Registration Statement; Proxy Statement / Prospectus; Special Meeting.

(a) Registration Statement; Proxy Statement / Prospectus.

(i)   As promptly as reasonably practicable following the execution and delivery of this Agreement, Acquiror and Blade shall jointly prepare, and Acquiror shall file with the SEC, a registration statement on Form S-4 or other applicable form (the “Registration Statement”) pursuant to which shares of Acquiror Common Stock issuable in the Transactions (including the Conversion and the Merger) will be registered under the Securities Act, which shall include a proxy statement in connection with the Transactions (the “Proxy Statement / Prospectus”) to be sent to the shareholders of Acquiror in advance of the Special Meeting, for the purpose of, among other things: (A) providing Acquiror’s shareholders with the opportunity to redeem shares of Acquiror Class A Ordinary Shares by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special Meeting (the “Acquiror Shareholder Redemption”); and (B) soliciting proxies from holders of Acquiror Class A Ordinary Shares to vote at the Special Meeting, as adjourned or postponed, in favor of the Acquiror Shareholder Matters. Without the prior written consent of Blade, the Acquiror Shareholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror’s shareholders at the Special Meeting, as adjourned or postponed. Acquiror and Blade will use their respective reasonable best efforts to cause the Registration Statement and the Proxy Statement / Prospectus to comply as to form and substance with the applicable requirements of the SEC and the rules and regulations thereunder, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acquiror shall (I) file the definitive Proxy Statement / Prospectus with the SEC and (II) cause the Proxy Statement / Prospectus to be mailed to its shareholders of record, as of the record date to be established by the Acquiror Board in accordance with Section 8.02(b), as promptly as practicable (but in no event less than five Business Days except as otherwise required by applicable Law) following the date upon which the Registration Statement is declared effective by the SEC (such earlier date, the “Registration Statement Effectiveness Date”).

(ii) Prior to filing with the SEC, Acquiror will make available to Blade and its counsel drafts of the Registration Statement and the Proxy Statement / Prospectus and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement and the Proxy Statement / Prospectus or such other document and will provide Blade and its counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior consent of Blade (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror will advise Blade promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed; (B) the time when the Registration Statement is declared effective; (C) the filing of any supplement or amendment to the Registration Statement or the Proxy Statement / Prospectus; (D) any request by the SEC for amendment of the Registration Statement or the Proxy Statement / Prospectus; (E) any comments from the SEC relating to the Registration Statement or the Proxy Statement / Prospectus and responses thereto; (F) requests by the SEC for additional information; and (G) the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. Acquiror shall respond to any SEC comments on the Registration Statement or the Proxy Statement / Prospectus as promptly as practicable following receipt by Acquiror of any such SEC comments (except to the extent due to the failure of Blade to timely provide information required to respond to such SEC comments) and shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to Blade and its counsel drafts of any such response and provide Blade and its counsel with a reasonable opportunity to review and comment on such drafts and shall consider in good faith any such comments.

(iii)   If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement / Prospectus so that the Registration Statement or the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Registration Statement or the Proxy Statement / Prospectus containing such information.

(iv) Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. Each of Acquiror and Blade agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, the Proxy Statement / Prospectus or any other statement, filing, notice or application made by or on behalf of Acquiror, Blade, or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions.

(b) Special Meeting.

(i)   Acquiror will take, in accordance with applicable Law, Nasdaq rules and its Organizational Documents, all action necessary to give notice of and duly convene and hold an extraordinary general meeting (the “Special Meeting”) as promptly as reasonably practicable after the Registration Statement Effectiveness Date (and without the prior written consent of Blade, in no event later than thirty (30) Business Days after the Registration Statement Effectiveness Date, subject to any permitted postponement or adjournment as described below) and will establish a record date for, give notice of and commence the mailing of the Proxy Statement / Prospectus to the shareholders of Acquiror as promptly as practicable after the Registration Statement Effectiveness Date, to (A) consider and vote upon the approval of the Acquiror Shareholder Matters and to cause such vote to be taken and (B) provide shareholders of Acquiror with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror may only elect to postpone or adjourn such meeting without the prior written consent of Blade (not to be unreasonably withheld, delayed or conditioned) if (x) a postponement or adjournment is required by Law, (y) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement / Prospectus) there are insufficient shares of Acquiror Class A Ordinary Shares represented (either in person or by proxy) and voting to approve the Acquiror Shareholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting or (z) Acquiror determines that the Acquiror Share Redemption could reasonably be expected to cause the conditions in Section 9.01(e) or Section 9.01(h) to not be satisfied at the Closing. Acquiror shall include in the Proxy Statement / Prospectus the Acquiror Board Recommendation and, following the Registration Statement Effectiveness Date, shall, subject to a Change in Recommendation under clause (ii) below, use its reasonable best efforts to solicit from its shareholders’ proxies in favor of the Acquiror Shareholder Matters. Acquiror shall keep Blade reasonably informed regarding all matters relating to the Acquiror Shareholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions.

(ii) Notwithstanding the foregoing, at any time prior to, but not after, obtaining approval of the Acquiror Shareholder Matters, solely in response to an Acquiror Intervening Event, the Acquiror Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Acquiror Board Recommendation (any such action, a “Change in Recommendation”) if the Acquiror Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Acquiror Intervening Event, a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law; provided, that the Acquiror Board will not be entitled to make, or agree or resolve to make, and will not make, a Change in Recommendation unless (A) Acquiror shall have delivered to Blade a written notice (an “Acquiror Intervening Event Notice”) advising Blade that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred, (B) Acquiror and its Representatives shall have, during the period (the “Intervening Event Negotiation Period”) beginning upon the date of Blade’s receipt of the Acquiror Intervening Event Notice and expiring at 5:00 p.m., Eastern Time, on the fifth full Business Day thereafter, negotiated in good faith with Blade and its Representatives (to the extent Blade wishes to so negotiate) any revisions or adjustments to the terms and conditions of this Agreement as would obviate the need for a Change in Recommendation (it being understood that any material development with respect to an Acquiror Intervening Event during any Intervening Event Negotiation Period shall require a new notice but with an additional three-Business Day (instead of five-Business Day) period from the date of such notice (such period the “Renewed Negotiation Period”)), and (C) following expiration of the Intervening Event Negotiation Period and any Renewed Negotiation Period and after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Blade shall have, prior to the expiration of the Intervening Event Negotiation Period, offered in writing in a manner that would form a binding Contract if accepted by Acquiror (and the other applicable Parties hereto), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel) its determination that (1) an Acquiror Intervening Event has occurred and (2) in response to such Acquiror Intervening Event, the failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect Acquiror’s obligations pursuant to this Section 8.02 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

Section 8.03  Exclusivity.

(a) Blade agrees that, during the Interim Period, Blade shall not take, nor shall Blade permit any of its controlled Affiliates or Representatives to take, whether directly or indirectly, any action to (i) solicit, knowingly assist or knowingly encourage, (ii) initiate, knowingly facilitate or engage in discussions or negotiations with, (iii) enter into any agreement with or (iv) provide non-public information concerning Blade to, any Person (other than Acquiror or any of its Affiliates or Representatives), in each case of (i) through (iv) relating to and in furtherance of an Acquisition Transaction; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a). Blade shall, and shall cause its controlled Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to (i) make any proposal or offer with respect to a Business Combination, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination, (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination, in each case, other than to or with Blade and its Representatives or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort by any Person relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination other than with Blade (an “Alternate Business Combination Proposal”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal.

(c) Each Party shall notify the other Parties as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations with respect to, or which is reasonably likely to give rise to or result in an Acquisition Transaction or Alternate Business Combination Proposal, the identity of the party making such inquiry, proposal, offer or request for information and the material terms and conditions thereof. Each Party shall keep the other Parties promptly informed of the status of any such inquiries, proposals, offers or requests for information.

Section 8.04  Tax Matters.

(a) The Parties intend, for U.S. federal income tax purposes, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, Merger Sub and Blade are parties under Section 368(b) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-3(a) and 1.368-2(g). None of the Parties shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would be reasonably expected to cause either of the Merger to fail to qualify for the Intended Income Tax Treatment. The Merger shall be reported by the Parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Law). The Parties shall reasonably cooperate with each other and their respective counsel to document and support the Intended Income Tax Treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing reasonable factual support letters to tax advisors of the Parties. After the Closing Date, the Acquiror shall, and shall cause its Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books and records in existence on the Closing Date to the extent pertaining to the qualification of Blade Common Stock as “qualified small business stock” (as defined in Section 1202 of the Code) and shall use commercially reasonable efforts to provide the Pre-Closing Holders relevant factual information included in such books and records that may be reasonably requested or required in respect of Section 1202 of the Code.

(b) All Transfer Taxes incurred at or after the Closing shall be paid by Acquiror. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.

Section 8.05  Confidentiality; Publicity.

(a) Blade hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Section 10.01, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Acquiror Confidential Information and not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, performing its obligations hereunder or thereunder, enforcing its rights hereunder or thereunder, or in furtherance of its authorized duties on behalf of the Acquiror or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Acquiror Confidential Information without the Acquiror’s prior written consent; and (ii) in the event that Blade or any of its Representatives becomes legally compelled to disclose any Acquiror Confidential Information, (A) provide the Acquiror, to the extent not prohibited by applicable Law, with prompt written notice of such requirement so that the Acquiror or its Affiliates, may seek, at Acquiror’s cost, a protective Governmental Order or other remedy or waive compliance with this Section 8.05(a), and (B) in the event that such protective Governmental Order or other remedy is not obtained, or the Acquiror waives compliance with this Section 8.05(a), furnish or disclose only that portion of such Acquiror Confidential Information which is legally required to be furnished or disclosed, in each case, as advised in writing by Blade’s (or such Representative’s, as applicable) outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Acquiror Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, Blade shall, and shall cause its Representatives to, promptly deliver to the Acquiror or destroy (at Blade’s election) any and all copies (in whatever form or medium) of Acquiror Confidential Information, and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that Blade and its Representatives shall be entitled to keep any records required to be retained by applicable Law or pursuant to Blade’s bona fide record retention policies in existence as of the date hereof; and provided, further, that, notwithstanding the return or destruction of any Acquiror Confidential Information, all Acquiror Confidential Information shall remain subject to this Section 8.05.

(b) The Acquiror hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Section 10.01, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Blade Confidential Information, and not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Blade Confidential Information without Blade’s prior written consent; and (ii) in the event that the Acquiror or any of its Representatives becomes legally compelled to disclose any Blade Confidential Information, (A) provide Blade, to the extent not prohibited by applicable Law, with prompt written notice of such requirement so that Blade or its Affiliates may seek, at Blade’s sole expense, a protective Governmental Order or other remedy or waive compliance with this Section 8.05(b) and (B) in the event that such protective Governmental Order or other remedy is not obtained, or Blade waives compliance with this Section 8.05(b), furnish or disclose only that portion of such Blade Confidential Information which is legally required to be furnished or disclosed, in each case, as advised in writing by the Acquiror’s (or such Representative’s, as applicable) outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Blade Confidential Information. In the event that this Agreement is terminated and the Transactions not consummated, the Acquiror shall, and shall cause its Representatives to, promptly deliver to Blade or destroy (at the Acquiror’s election) any and all copies (in whatever form or medium) of Blade Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Acquiror and its Representatives shall be entitled to keep any records required to be retained by applicable Law or pursuant to the Acquiror’s bona fide record retention policies in existence as of the date hereof; and provided, further, that, notwithstanding the return or destruction of any Blade Confidential Information, all Blade Confidential Information shall remain subject to this Section 8.05.

(c) Subject to Section 8.05(d), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the other Parties, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, prior to the issuance of any press release of making of any public announcement, first allow (A) Blade, if the disclosing party is Acquiror or (B) Acquiror, if the disclosing party is Blade (prior to the Closing), to review such announcement or communication and provide such Party the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.05, and (iii) to Governmental Authorities in connection with any Consents required to be made under this Agreement or in connection with the Transactions. The Parties agree that the Sponsor, Acquiror and their respective Representatives may provide general information about the subject matter of this Agreement and the Transactions to any direct or indirect current or prospective investor in connection with the PIPE Investment, in each case, so long as such recipients are obligated to keep such information confidential in accordance with the requirements of this Section 8.05.

(d) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by Blade and Acquiror prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which Blade shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith. Blade, Acquiror and the Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Sponsor shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider in good faith such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equity holders, and such other matters as may be reasonably necessary for such press release or filing.

Section 8.06  Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 8.07  Qualification as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.08  Documents and Information. After the Closing Date, the Acquiror shall, and shall cause its Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of Blade and its Subsidiaries in existence on the Closing Date and make the same available for inspection and copying by the Sponsor during normal business hours of Acquiror and its Subsidiaries, upon reasonable request and upon reasonable notice. Other than in the ordinary course and pursuant to bona fide and documented document retention policies in effect as of the Closing Date, neither Acquiror nor any of its Subsidiaries shall destroy any such books, records or documents following the Closing and through the seventh (7th) anniversary of the Closing Date without first advising the Sponsor in writing and giving the Sponsor a reasonable opportunity to obtain possession thereof.

Section 8.09  Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the consummation of the Transactions or (ii) any non-compliance with any applicable Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the consummation of the Transactions; (c) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to (i) cause any of the representations or warranties of such Party contained herein to be materially untrue or misleading or (ii) cause or result in any of the conditions to the Closing set forth in Article IX not being capable of being satisfied or the satisfaction of those conditions being materially delayed; or (d) becomes aware of the commencement of, or receives a written threat with respect to the commencement of, any Action against such Party or any of its Affiliates, properties or assets, or, to the knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates, in each case, with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing such notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 8.10  Post-Closing Directors and Officers. The Parties shall take all such action within their respective power as may be necessary or appropriate such that:

(a) the Acquiror’s board of directors immediately following the Effective Time (the “Post-Closing Acquiror Board”) will consist of seven (7) individuals, including: (i) Dr. Michael Shleifer, (the “Acquiror Director”); (ii) one (1) person to be designated by mutual agreement of Blade and the Acquiror as soon as practicable following the date of this Agreement and prior to the Closing, who shall qualify as an independent director under Nasdaq rules; and (iii) five (5) persons designated by Blade pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement and prior to the Closing, who shall be reasonably acceptable to Acquiror (and subject to the requirements of Nasdaq);

(b) at least four (4) of the members of the Post-Closing Acquiror Board will qualify as an independent director under Nasdaq rules;

(c) the Post-Closing Acquiror Board will be a classified board with three classes of directors allocated as equally as possible across classes, with (i) one class of directors, the Class I Directors, initially serving until the first annual meeting of Acquiror’s stockholders held following the Closing, (ii) a second class of directors, the Class II Directors, initially serving until the second annual meeting of Acquiror’s stockholders held following the Closing and (iii) a third class of directors, the Class III Directors, initially serving until the third annual meeting of Acquiror’s stockholders held following the Closing, which Class III Directors will initially include the Acquiror Director;

(d) the directors and officers of Blade as of immediately prior to the Effective Time shall have resigned effective as of the Effective Time (except to the extent that they are to become a director or officer of the Surviving Blade Entity in accordance with Section 2.05); and

(e) the respective boards of directors and officers of the Surviving Blade Entity as of immediately following the Effective Time are as described in Section 2.05.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.01  Conditions to Obligations of Acquiror and Blade. The obligations of the Acquiror and Blade to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Acquiror and Blade:

(a) Regulatory Approvals. All (i) applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated, and (ii) Consents set forth on Schedule 9.01(a) required to be obtained from or made with any Governmental Authority in order to consummate the Transactions shall have been obtained or made.

(b) No Prohibition. There shall not be in force any applicable Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to the Transactions that has the effect of enjoining, prohibiting, or making illegal the consummation of the Transactions.

(c) Stockholder Approval. Each of the Required Acquiror Shareholder Approval and the Required Blade Stockholder Approval shall have been obtained.

(d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

(e) Nasdaq. The Acquiror Common Stock to be issued in connection with the Transactions (including the Conversion, the Merger and the PIPE Investment) shall be listed or have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(f)   Appointment to the Board. The members of the Post-Closing Acquiror Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.10.

(g) Acquiror Conversion. The Conversion shall have been consummated in accordance with Section 7.06 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to Blade.

(h) Net Tangible Assets Test. Either immediately prior to the Closing (after giving effect to the Acquiror Shareholder Redemption and any PIPE Investment) or upon the Closing, the Acquiror shall have consolidated net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g) of the Exchange Act).

Section 9.02 Additional Conditions to Obligations of the Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) The Blade Specified Representations (other than the representations and warranties of Blade contained in Section 4.06 (Current Capitalization)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii) The representations and warranties made by Blade in Section 4.06 (Current Capitalization) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement and except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date), except, in either case, for immaterial inaccuracies.

(iii) The representations and warranties made by Blade in Section 4.23(b) shall be true and correct in all respects.

(iv) The representations and warranties made by Blade in Article IV (other than the Blade Specified Representations and the representations and warranties contained in Section 4.23(b)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of Blade in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.02(b), a covenant or agreement of Blade shall only be deemed to have not been performed if Blade has materially breached such covenant or agreement and, if reasonably capable of cure, failed to cure such material breach within twenty (20) days after written notice thereof from Acquiror (or, if earlier, the Termination Date).

(c)  No Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to Blade and its direct and indirect Subsidiaries taken as a whole since the date of this Agreement which is continuing and uncured.

(d)  Certain Ancillary Documents. Each Lock-Up Agreement and the Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof.

(e)  Officer’s Certificate. Blade shall have delivered to Acquiror a certificate signed by an officer of Blade, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c), as they relate to Blade and its representations and warranties and covenants and agreements herein, have been satisfied.

(f)   Convertible Securities. The Acquiror shall have received evidence reasonably acceptable to the Acquiror that Blade shall have terminated, extinguished and cancelled in full any outstanding Convertible Securities, excluding Blade Options, or commitments therefor.

Section 9.03 Additional Conditions to the Obligations of Blade. The obligation of Blade to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Blade:

(a) Representations and Warranties of the Acquiror Parties.

(i)   Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.07 (Brokers’ Fees) and Section 5.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(ii) Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.07 (Brokers’ Fees) and Section 5.11 (Capitalization) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(iii) The representations and warranties of the Acquiror Parties contained in Section 5.16(a) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.03(b), a covenant or agreement of the Acquiror Parties shall only be deemed to have not been performed if the Acquiror Parties have materially breached such covenant or agreement and, if reasonably capable of cure, failed to cure such material breach within 20 days after written notice of such breach has been delivered by Blade to Acquiror (or if earlier, the Termination Date).

(c) No Acquiror Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement which is continuing and uncured.

(d) Officer’s Certificate. Acquiror shall have delivered to Blade a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a), Section 9.03(b) with respect to Acquiror and Section 9.03(c) have been satisfied.

(e) Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall be equal to or greater than $75,000,000.

(f)   Directors. All of the directors of Acquiror (other than those Persons identified as the initial directors of Acquiror following the Closing in accordance with Section 8.10) shall have resigned or otherwise been removed effective as of immediately prior to the Effective Time.

(g) Trust Account. Acquiror shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds in the Trust Account disbursed to Acquiror immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available for immediate use to Acquiror in respect of all or a portion of the payment obligations set forth in Section 7.11.

(h) Certain Ancillary Agreements. Each Lock-Up Agreement and the Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof.

Section 9.04 Frustration of Conditions. A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

Article X
TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated, and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a) by mutual written agreement of Acquiror and Blade;

(b) by written notice from Acquiror or Blade to the other, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c) by written notice from Acquiror or Blade to the other, if the Effective Time has not occurred by 11:59 p.m., Eastern Time, on April 15, 2022 (the “Termination Date”); provided, that the Termination Date shall automatically be extended for a period of sixty (60) days in the event that there is any delay to the applicable waiting or review period or process, or any extension thereof, by any Governmental Authority (including the SEC with respect to the Registration Statement) or Nasdaq (including any specific request from any Governmental Authority, including the SEC, or Nasdaq to delay filings or for additional time to review the Transactions) that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the Transaction or issuance of clearance or approval from such Governmental Authority to the extent required to satisfy any of the conditions set forth in Section 9.01(a), Section 9.01(d) or Section 9.01(e); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time;

(d) by written notice from Acquiror or Blade to the other, if Acquiror fails to obtain the Required Acquiror Shareholder Approval upon the vote taken thereon at the Special Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof);

(e) by written notice from Acquiror to Blade, if Blade has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would or would reasonably be expected to result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Blade before the earlier of (I) the Termination Date and (II) the 40th day following receipt of written notice from Acquiror of such breach or failure to perform; provided, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) with respect to Acquiror to be satisfied;

(f)   by written notice from Blade to the Acquiror, if any Acquiror Party has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would or would reasonably be expected to result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) with respect to Acquiror to be satisfied as of the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Acquiror Parties before the earlier of (I) the Termination Date and (II) the 40th day following receipt of written notice from Acquiror of such breach or failure to perform; provided, that Blade shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied;

(g) by written notice from the Acquiror to Blade, if Blade fails to deliver to Acquiror evidence of the Required Blade Stockholder Approval within seventy-two (72) hours after the Registration Statement has been declared effective under the Securities Act; provided, however, that the Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(g) following delivery of evidence of the Required Blade Stockholder Approval to Acquiror;

(h) by written notice from the Acquiror to Blade, if there shall have been a Company Material Adverse Effect on Blade and its direct and indirect Subsidiaries taken as a whole following the date of this Agreement which is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Blade before the earlier of (i) the Termination Date and (ii) the 20th day following receipt of written notice from Acquiror of such Company Material Adverse Effect;

(i)   by written notice from Blade to the Acquiror, if there shall have been an Acquiror Material Adverse Effect which is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Acquiror before the earlier of (i) the Termination Date and (ii) the 20th day following receipt of written notice from Blade of such Acquiror Material Adverse Effect; or

(j)   by written notice from Blade to the Acquiror, if there has been a Change in Recommendation.

Section 10.02  Effect of Termination. Except as otherwise set forth in this Section 10.02, if this Agreement is terminated pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or any willful and knowing material breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.01  Waiver. At any time and from time to time prior to the Effective Time, Acquiror and Blade may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of any other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by any other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that (i) each Acquiror Party shall be deemed a single Party for purposes of this Section 11.01 (ii) no such extension with respect to the performance of any obligation or other act of the Acquiror Parties, and no such waiver of any inaccuracies of the representations and warranties or any agreement or of the Acquiror Parties, shall be effective unless set forth in a writing signed by Blade) and (iii) Blade shall not be permitted to waive the condition set forth in Section 9.03(e) without the prior written consent of the Designated Stockholders. Any agreement on the part of Acquiror or Blade to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02  Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours, with affirmative confirmation of receipt, (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to any Acquiror Party prior to the Closing, to:

Biotech Acquisition Company
545 West 25th Street, 20th Floor

New York, New York 10001
Attn: Ivan Jarry, Chief Operating Officer

Telephone No.: (415) 994-6363
Email: ivan.jarry@sprim.net

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Telephone: (212) 370-1300

Attention: Matthew A. Gray, Esq

Email: mgray@egsllp.com

(b)	If to the Acquiror Representative, to:

Biotech Sponsor LLC

545 West 25th Street, 20th Floor

New York, New York 10001
Attn: Ivan Jarry, Chief Operating Officer
Telephone No.: (415) 994-6363
Email: ivan.jarry@sprim.net

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Telephone: (212) 370-1300

Attention: Matthew A. Gray, Esq

Email: mgray@egsllp.com

(c)	If to Blade prior to the Closing or any Surviving Entity after the Closing, to:

Blade Therapeutics, Inc.

442 Littlefield Avenue

South San Francisco, California 94080
Attn: Dr. Wendye R. Robbins, Chief Executive Officer

Jean-Frédéric Viret, Chief Financial Officer

E-mail: wrobbins@blademed.com; jviret@blademd.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attn: Mark V. Roeder, Brian D. Paulson
Email: mark.roeder@lw.com, brian.paulson@lw.com

(d)	If to the Blade Representative, to:

Jean-Frédéric Viret

Blade Therapeutics, Inc.

442 Littlefield Avenue

South San Francisco, California 94080
Email: jviret@blademd.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attn: Mark V. Roeder, Brian D. Paulson
Email: mark.roeder@lw.com, brian.paulson@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail).

Section 11.03  Assignment. No Party shall assign this Agreement or any part hereof by operation of Law or otherwise without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04  Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, the present and former officers and directors of Blade and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 and (c) the Designated Stockholders are intended third-party beneficiaries of, and may enforce, Sections 11.01 and 11.10.

Section 11.05  Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants (and 1/2 of the Shared Expenses); provided, that if the Closing occurs, the Acquiror shall bear and pay at or promptly after Closing all Blade Transaction Expenses in accordance with Section 3.08.

Section 11.06  Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09  Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements (together with the Schedules and Exhibits thereto), Confidentiality Agreement, dated as of April 12, 2021, by and among the Acquiror, Blade and ImmunoBrain Checkpoint, Inc. (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement; provided, that the condition set forth in Section 9.03(e), and the provision of Section 11.01 regarding the waiver thereof, shall not be amended or modified in any respect without the prior written consent of the Designated Stockholders. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors or managers (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12  Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13  Enforcement. The Parties agree that irreparable damage, for which monetary damages, even if available, may not be an adequate remedy, may occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) Acquiror and Blade shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither Acquiror or Blade, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13, shall be required to provide any bond or other security in connection with any such injunction.

Section 11.14  Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Acquiror Parties or Blade under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.15  Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each such representation, warranty, covenant, obligation or other agreement shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI.

Section 11.16  Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of each of Blade in connection with the Transactions; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of the Acquiror Parties; (d) except for the representations and warranties in Article IV by Blade and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) no Party or its respective Affiliates are relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by Blade and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud or willful misconduct committed by such Party.

Section 11.17  Legal Representation.

(a) The Parties agree that, notwithstanding the fact that each of Ellenoff Grossman & Schole LLP (“EGS”) and Maples and Calder (Cayman) LLP (“M&C”) may have, prior to Closing, jointly represented the Acquiror, Merger Sub and/or the Sponsor in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, and each has also represented the Acquiror and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, each of EGS and M&C will be permitted in the future, after the Closing, to represent the Sponsor and any of its directors, members, partners, officers, employees or Affiliates (excluding the Surviving Entities) (the “Sponsor Group”) in connection with matters in which such Persons are adverse to the Acquiror or any of its Subsidiaries or Affiliates, including any disputes arising out of, or related to, this Agreement. Acquiror and Blade hereby agree, in advance, to waive (and to cause their respective Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s or M&C’s future representation of the Sponsor or any other member of the Sponsor Group in which the interests of such Person are adverse to the interests of the Acquiror, Blade or any of their respective Affiliates (including, after the Closing, the Surviving Entities), including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS or M&C of the Acquiror, Merger Sub, the Sponsor or any other member of the Sponsor Group or any of their respective Affiliates. The Parties acknowledge and agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the transactions contemplated hereby or thereby between or among any Acquiror Party or the Sponsor or any other member of the Sponsor Group, on the one hand, and EGS, on the other hand (the “EGS Privileged Communications”), the Sponsor shall be deemed the client of EGS and the attorney-client privilege and the expectation of client confidence relating to the EGS Privileged Communications shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Acquiror. Notwithstanding the foregoing, if a dispute arises after the Closing between or among any Surviving Entity or any of their respective Subsidiaries or respective directors, members, partners, officers, employees or Affiliates (other than the Sponsor), on the one hand, and a third party other than (and unaffiliated with) the Sponsor or any officer or director of an Acquiror Party prior to the Closing, on the other hand, then the Acquiror and/or any of its Subsidiaries may assert the attorney-client privilege to prevent disclosure to such third party of any such EGS Privileged Communications, and, in relation to such dispute, neither the Sponsor nor any member of the Sponsor Group shall be permitted to waive its attorney-client privilege or any other applicable privilege with respect to such EGS Privileged Communications without the Acquiror’s prior written consent.

(b) Acquiror and Blade, on behalf of their respective successors and assigns (including, after the Closing, the Blade Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of Blade or any of its directors, members, partners, officers, employees or Affiliates (other than the Surviving Entities) (collectively, the “Blade Group”), on the one hand, and (y) any Surviving Entity or any member of the Sponsor Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented Blade prior to the Closing may represent any member of the Blade Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Entities, and even though such counsel may have represented Blade in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entities. Acquiror and Blade, together with any of their respective Affiliates, Subsidiaries, successors or assigns, further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the transactions contemplated hereby or thereby between or among Blade and/or any member of the Blade Group, on the one hand, and Latham, on the other hand (the “Latham Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Blade Group after the Closing, and shall not pass to or be claimed or controlled by any Surviving Entity. Acquiror and Blade, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Latham Privileged Communications, whether located in the records or email server of the Acquiror, any Surviving Entity or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and Blade, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree not to assert that any privilege has been waived as to the Latham Privileged Communications, by virtue of the Merger.

Section 11.18  Blade Representative.

(a) Each Earnout Participant, by delivery of a Letter of Transmittal and/or receipt of Blade Assumed Options, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Jean-Frédéric Viret, in the capacity as the Blade Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to controlling and making any determinations on behalf of the Earnout Participants with respect to the achievement of the Price Earnout Milestone under Section 3.05, to do or refrain from doing all such further acts and things, and to execute all such documents as the Blade Representative shall deem necessary or appropriate in connection with the matters contemplated by Section 3.05, including the power:

(i) to act for the Earnout Participants with respect to the review, negotiation, objection and final determination of the computations set forth in any Price Earnout Statement;

(ii) to give and receive all notices and communications hereunder as the Blade Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Blade Representative as contemplated by Section 3.05;

(iii) to engage and obtain the advice of legal counsel, accountants and other professional advisors as the Blade Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Blade Representative as contemplated by Section 3.05;

(iv) to rely on their advice and counsel, and to incur and pay the reasonable costs and expenses, including fees, of legal counsel, accountants and other professional advisors engaged by the Blade Representative on behalf of the Earnout Participants pursuant to this Section 11.18; and

(v) otherwise enforce the rights and obligations of the Earnout Participants under and with respect to Section 3.05.

(b) The provisions of this Section 11.18 are irrevocable and coupled with an interest. The Blade Representative hereby accepts its appointment and authorization as the Blade Representative under this Agreement.

(c) Any other Person, including the Acquiror Representative, the Acquiror, the Independent Expert and their respective Affiliates and Representatives may conclusively and absolutely rely, without inquiry, upon any actions of the Blade Representative with respect to the matters contemplated by Section 3.05 as the acts of the Earnout Participants, and no Earnout Participant shall have any cause of action against the Acquiror Representative, the Acquiror, the Independent Expert or any of their respective Affiliates or Representatives for any action taken by any of them in good-faith reliance upon the instructions or decisions of the Blade Representative with respect to the matters contemplated by Section 3.05.

(d) The Blade Representative will act for the Earnout Participants with respect to the matters contemplated by Section 3.05 in the manner the Blade Representative believes to be in the best interest of the Earnout Participants, but the Blade Representative will not be responsible to the Earnout Participants for any Losses that any Earnout Participant may suffer by reason of the performance by the Blade Representative of the Blade Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Blade Representative in the performance of its duties under this Agreement. From and after the Closing, the Earnout Participants shall severally (pro rata in proportion to the aggregate Merger Consideration received by each such Earnout Participant) indemnify, defend and hold the Blade Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Blade Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Blade Representative’s duties under this Section 11.18, including the reasonable fees and expenses of any legal counsel retained by the Blade Representative. In no event shall the Blade Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Blade Representative shall not be liable for any act taken or omitted to be taken pursuant to the Blade Representative’s authority conferred hereby while acting in good faith and without willful misconduct or gross negligence, and any act taken or omitted to be taken by the Blade Representative upon the advice of its counsel shall be conclusive evidence of such good faith. The Blade Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Blade Representative in the foregoing manner. In connection with the performance of its obligations hereunder, the Blade Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Earnout Participants, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Blade Representative may reasonably deem necessary or appropriate from time to time in the carrying out of its obligations pursuant hereto. All of the indemnities, immunities, releases and powers granted to the Blade Representative under this Section 11.18 shall survive the Closing and continue indefinitely.

(e) If the Blade Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of the Earnout Participants, then the Earnout Participants shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Blade Representative (by vote or written consent of the Earnout Participants holding in the aggregate a majority of the Acquiror Common Stock then held by all Earnout Participants), and promptly thereafter (but in any event within ten (10) Business Days after such appointment) notify the Acquiror Representative and the Acquiror in writing of the identity of such successor. Any such successor so appointed shall become the “Blade Representative” for purposes of this Agreement.

Section 11.19  Acquiror Representative.

(a) The Acquiror, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Biotech Sponsor LLC, in the capacity as the Acquiror Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the achievement of the Earnout Milestones under Section 3.05; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Transaction Agreements to which the Acquiror Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Acquiror Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Acquiror Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Acquiror Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Acquiror Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Acquiror Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Acquiror Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Acquiror Securities (other than the Blade Security Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the Acquiror Representative, including any agreement between the Acquiror Representative and the Company, the Blade Representative, any Blade Security Holders, shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.19 are irrevocable and coupled with an interest. The Acquiror Representative hereby accepts its appointment and authorization as the Acquiror Representative under this Agreement.

(b) The Acquiror Representative shall not be liable for any act done or omitted under any Acquiror Representative Document as the Acquiror Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Acquiror Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Acquiror Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Acquiror Representative’s duties under any Acquiror Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Acquiror Representative. In no event shall the Acquiror Representative in such capacity be liable under or in connection with any Acquiror Representative Document for any indirect, punitive, special or consequential damages. The Acquiror Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Acquiror Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Acquiror Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Acquiror, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Acquiror Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 11.19 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Acquiror Representative may resign upon ten (10) days’ prior written notice to the Acquiror and the Blade Representative, provided, that the Acquiror Representative appoints in writing a replacement Acquiror Representative. Each successor Acquiror Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Acquiror Representative, and the term “Acquiror Representative” as used herein shall be deemed to include any such successor Acquiror Representatives.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

BIOTECH ACQUISITION COMPANY

By:
Name:
Title:

BLADE MERGER SUBSIDIARY, INC.

By:
Name:
Title:

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

BLADE THERAPEUTICS, INC.

By:
Name:
Title:

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

The COMPANY PARty Representative

Jean-Frédéric Viret, solely with respect to and for purposes of Section 3.05 in the capacity as the Blade Representative hereunder

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

ACquiror Representative

BIOTECH SPONSOR LLC, solely with respect to and for purposes of Section 3.05 in the capacity as the Acquiror Representative hereunder

By:
Name:
Title:

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Acquiror Charter

See attached.

Exhibit A to Agreement and Plan of Merger

Exhibit B

Form of Acquiror Bylaws

See attached.

Exhibit B to Agreement and Plan of Merger

Exhibit C

Form of Registration Rights Agreement

See attached.

Exhibit C to Agreement and Plan of Merger

Exhibit D

Form of Incentive Equity Plan

See attached.

Exhibit D to Agreement and Plan of Merger

Exhibit E

Form of Blade Voting Agreement

See attached.

Exhibit E to Agreement and Plan of Merger

Exhibit F

Form of Lock-Up Agreement

See attached.

Exhibit F to Agreement and Plan of Merger

Exhibit G

Form of Subscription Agreement

See attached.

Exhibit G to Agreement and Plan of Merger

Exhibit H

Form of Letter of Transmittal

See attached.

Exhibit H to Agreement and Plan of Merger

Exhibit I

Sponsor Agreement

See attached.

Exhibit I to Agreement and Plan of Merger

Exhibit J

Form of ESPP

See attached.

Exhibit J to Agreement and Plan of Merger

Schedule 1.1(a)

Designated Stockholders

1.	Deerfield Private Design Fund III, L.P.

2.	Deerfield Healthcare Innovations Fund, L.P.

Schedule 1.1(a) to Agreement and Plan of Merger

Schedule 1.1(b)

Significant Blade Holders

1.	Wendye Robbins

2.	Jean-Frédéric Viret

3.	Prabha Ibrahim

4.	Felix Karim

5.	Daven Mody

6.	Ravi Rajagopalan

7.	Michael Blash

8.	Krishna Gorti

9.	Nikhil Aneja

Schedule 1.1(b) to Agreement and Plan of Merger